UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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BLUCORA, INC.

(Name of Registrant as Specified In Its Charter)

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BLUCORA, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 28, 2015

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of stockholders of Blucora, Inc. (“Company”), a Delaware corporation, will be held on May 28, 2015, at 2:00 p.m. The meeting will be held in the large conference room on the 2nd floor of the Plaza Center Building, located at 10900 NE 8th Street, Bellevue, Washington 98004, for the following purposes:

1.	To elect the three Class I directors nominated by the Board of Directors of the Company;

2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2015;

3.	To approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement;

4.	To approve the Blucora, Inc. 2015 Incentive Plan; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

The Board of Directors has fixed the close of business on March 30, 2015 as the record date for the determination of stockholders entitled to notice of this meeting and the right to vote.

All stockholders are cordially invited to attend the meeting in person. However, to save the expense of additional solicitation, you are urged to vote online, by telephone, or by signing, dating, and returning the enclosed proxy card or voting instruction card as promptly as possible. For specific instructions regarding voting online, by telephone, or by mail, please see the enclosed proxy card or voting instruction card. Any stockholder attending the meeting may vote in person even if the stockholder has previously returned a proxy. Please see “Information Concerning Proxy Solicitation and Voting – Questions and Answers” in the Proxy Statement for more details on voting in person at the meeting.

By Order of the Board of Directors,

Nathan Garnett

General Counsel and Secretary

Bellevue, Washington

April 28, 2015

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING,

PLEASE VOTE ONLINE, BY TELEPHONE, OR SIGN, DATE, AND RETURN THE

ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE, OR VOTE IN ACCORDANCE

WITH THE INSTRUCTIONS SET FORTH ON THE ENCLOSED VOTING INSTRUCTION CARD.

BLUCORA, INC.

PROXY STATEMENT FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING PROXY SOLICITATION AND VOTING

The Board of Directors of Blucora, Inc. (“Blucora” or the “Company”) is soliciting proxies for the 2015 annual meeting of stockholders and any adjournment or postponement of such meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The annual meeting will be held on May 28, 2015, at 2:00 p.m., in the large conference room on the 2nd floor of the Plaza Center Building, at 10900 NE 8th Street, Bellevue, Washington 98004. All proxies are solicited for the purposes set forth herein and in the notice of annual meeting of stockholders that accompanies this Proxy Statement. Proxy materials, which include the Proxy Statement, form of proxy, and 2014 Annual Report to Stockholders, will be sent or otherwise distributed on or about April 28, 2015 to Stockholders of Record (as defined below).

This Proxy Statement and the 2014 Annual Report to Stockholders are also available at www.proxyvote.com.

Stockholders of Record and beneficial owners may access the form of proxy on the Internet by following the instructions on the proxy card or voting instruction card. Please note that you will not be required to provide any personal information, other than the identification number provided on the proxy card or voting instruction card, to execute a proxy.

This solicitation of proxies is made on behalf of the Company, and it will pay for all related costs. The Company has engaged Georgeson, Inc. to assist in the solicitation of proxies, and we anticipate that the costs associated with this engagement will be approximately $9,000 plus reimbursement of reasonable out-of-pocket expenses. In addition, the Company will reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, without additional compensation, personally or by telephone.

The Company does not expect any matters other than those described in the Proxy Statement to come before the annual meeting. The accompanying proxy card confers on the persons named as proxies the authority to vote the shares represented by such proxy in their discretion on any other matters that may properly come before the annual meeting.

Notice Regarding Discretionary Voting by Brokers

If you hold your shares in an account with a broker, bank, or other nominee (this is called “Street Name”), it is critical that you instruct your broker, bank, or other nominee to cast your vote if you want it to count in the election of directors (Proposal One), in the advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement (Proposal Three), or in the vote to approve the Blucora, Inc. 2015 Incentive Plan (Proposal Four). Pursuant to the rules of the New York Stock Exchange, if you hold your shares in Street Name your shares will not be voted on these proposals unless you instruct your broker, bank, or other nominee how to vote. In such a case, your shares will be considered “broker non-votes” with regard to such proposals because the broker, bank, or other nominee will not have discretionary authority to vote your shares. The only proposal for which brokers and banks have discretionary authority is the ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two).

Questions and Answers

Q:	Who is entitled to vote?

A:	All stockholders who owned Blucora common stock at the close of business on the record date of March 30, 2015 (“Stockholders of Record”) are entitled to receive notice of the annual meeting and to vote the shares they own as of the record date. Each stockholder is entitled to one vote for each share of common stock held on all matters properly brought before the meeting to be voted on.

On the record date, 40,851,407 shares of our common stock were outstanding and entitled to vote, and shares were held of record by 437 stockholders. If, as of the record date, your shares were registered directly in your name with the Company’s transfer agent, Computershare Shareowner Services, you are considered the Stockholder of Record with respect to those shares. The number of holders of record does not include beneficial owners of our common stock who hold their shares in Street Name.

Q:	How many votes do you need at the meeting to transact business?

A:	A majority of Blucora’s outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. In addition to shares that are voted on any matter, abstentions and broker non-votes will be considered present at the meeting for purposes of establishing a quorum.

Q:	What proposals will be voted on at the meeting?

A:	There are four proposals scheduled to be voted on at the meeting:

Proposal One: Election of the three Class I directors nominated by the Board of Directors of the Company;

Proposal Two: Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015;

Proposal Three: Approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement; and

Proposal Four: Approval of the Blucora, Inc. 2015 Incentive Plan.

Q:	What are the voting options for each proposal?

A:	In the election of the directors (Proposal One), you may vote “FOR” each of the nominees or your vote may be “WITHHELD” with respect to any nominee. On the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal Two), the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement (Proposal Three), and the approval of the Blucora, Inc. 2015 Incentive Plan (Proposal Four), you may vote “FOR,” “AGAINST,” or “ABSTAIN.”

Q:	What are the Company’s voting recommendations?

A:	The Board of Directors recommends that you vote your shares “FOR” each nominee to the Board of Directors listed in this Proxy Statement, “FOR” the ratification of Ernst & Young LLP as Blucora’s independent registered public accounting firm, “FOR” the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, and “FOR” the approval of the Blucora, Inc. 2015 Incentive Plan.

Q:	What is the voting requirement to approve each of the proposals?

A:	For the election of directors (Proposal One), the three nominees to the Board of Directors of the Company who receive the greatest number of “FOR” votes from shares present and entitled to vote at the meeting will be elected. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two) requires the affirmative “FOR” vote of a majority of the shares voted at the meeting with respect to such proposal in order for it to be approved. Abstentions will have no effect on the outcome of the vote.

The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, (Proposal Three) requires the affirmative “FOR” vote of a majority of the shares voted at the meeting with respect to such proposal in order for it to be approved. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The approval of the Blucora, Inc. 2015 Incentive Plan (Proposal Four) requires the affirmative “FOR” vote of a majority of the shares voted at the meeting with respect to such proposal in order for it to be approved. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	What if I do not vote for some of the items listed on my proxy card or voting instruction card?

A:	If you provide specific voting instructions (either on your proxy card or to your broker, bank, or other nominee), your shares will be voted as you have instructed. If you are a Stockholder of Record, execute the proxy card, and do not provide voting instructions on certain matters, your shares will be voted in accordance with the Board’s recommendations. If you hold your shares in Street Name and do not provide voting instructions, your broker, bank or other nominee will have discretionary authority to vote such shares ONLY on the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal Two) and your shares will not be voted or counted on any of the other proposals.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a Stockholder of Record or beneficially through a broker, bank, or other nominee, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held in Street Name, by submitting voting instructions to your broker, bank, or other nominee. In most cases, you will be able to do this by telephone, via the Internet, or by mail. For Stockholders of Record, please refer to the summary instructions included on your proxy card. For shares held through a broker, bank, or other nominee, please refer to the voting instruction card that will be provided by your broker, bank, or other nominee.

If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card or voting instruction card. Please follow the instructions on each proxy card or voting instruction card to ensure that all of your shares are represented at the meeting. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as an executor, administrator, attorney, trustee, guardian, or other representative, please print your full name and title on the proxy card.

BY TELEPHONE OR THE INTERNET – If you have telephone or Internet access, you may submit your vote by following the instructions on the proxy card or voting instruction card.

BY MAIL – You may submit your proxy by mail by signing your proxy card or, for shares held through a broker, bank, or other nominee, by following the voting instruction card included by your broker, bank, or other nominee and mailing it in the enclosed, postage-paid envelope.

Q:	How may I vote my shares in person at the meeting?

A:	Shares held directly in your name as the Stockholder of Record may be voted in person at the meeting. If you hold your shares in Street Name, and you wish to vote at the meeting, you must present a legal proxy from your broker, bank or other nominee in order to vote at the meeting. If you choose to attend the meeting, please bring proof of identification for entrance to the meeting. If you hold your shares in Street Name, please also bring your proof of beneficial ownership from your bank, broker, or other nominee, such as a brokerage statement. Even if you currently plan to attend the annual meeting, the Company recommends that you submit your proxy card or voting instruction card as described above so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I change my vote?

A:	If you are a Stockholder of Record, you may change your vote by signing and submitting a new proxy card with a later date, voting by telephone or via the Internet as instructed above (only your latest telephone or Internet proxy is counted), or by attending the meeting and voting in person (as described above). Attending the meeting will not revoke your proxy unless you specifically request it.

If you are a Street Name holder, you should contact your broker, bank, or other nominee prior to the time such voting instructions are exercised. In general, Street Name holders may change their vote at any time prior to 11:59 p.m. on the day before the meeting date.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in a Current Report on Form 8-K within four business days of the end of the meeting, which will be filed with the Securities and Exchange Commission and will also be available at www.blucora.com. If final results are not available within four business days of the end of the meeting, preliminary results will be published in a Current Report on Form 8-K at that time, and the final results will be published in an amended Current Report on Form 8-K/A when they are available.

Q:	Is a list of registered stockholders available?

A:	The Company’s list of stockholders as of March 30, 2015 will be available for inspection for 10 days prior to the 2015 annual meeting and at the annual meeting for any purpose germane to the meeting. If you want to inspect the stockholder list, please call the office of the General Counsel at (425) 201-6100 to schedule an appointment.

“Householding” of Proxy Materials

The Company has adopted a procedure approved by the U.S. Securities and Exchange Commission called “householding.” Under this procedure, Stockholders of Record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only one set of the proxy materials, unless one or more of these stockholders notifies the Company that they wish to continue receiving individual copies. The Company believes this will provide greater convenience for stockholders, as well as cost savings for the Company by reducing the number of duplicate documents that are mailed.

Stockholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a stockholder.

If you are eligible for householding, but you and other Stockholders of Record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of our Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2014, or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Broadridge as indicated above.

Street Name holders can request information about householding from their banks, brokers, or other holders of record.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Board of Directors has set the size of the Board at nine members. Each director is assigned to one of three classes, with members in each class serving staggered three-year terms. A director serves in office until his or her successor is duly elected and qualified unless the director resigns, dies, or is unable to serve in the capacity of director due to disability or other cause. If a director resigns or is otherwise unable to serve before the end of his or her term, the Board may appoint a director to fill the remainder of that term, reduce the size of the Board, or leave the position vacant.

Nominees for Directors

Three directors are nominated for election at the 2015 annual meeting of stockholders. John Cunningham, Lance Dunn, and William Ruckelshaus are nominated for election as Class I directors with three-year terms ending in 2018. For further information on the director nominees, see “Information Regarding the Board of Directors and Committees” below. For further information on the process of director nominations and criteria for selection of director nominees, see “Director Nomination Process” below.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees listed in this Proxy Statement. The director nominees have consented to be named in this Proxy Statement and agreed to serve as directors if elected by stockholders. In the event that any nominee to the Board of Directors is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for a nominee who may be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominees will be unable or will decline to serve as a director. Alternatively, the Board of Directors may reduce the size of the Board of Directors or maintain such vacancy.

If a quorum is present, the three nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not otherwise have an effect on the outcome of the vote. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement and on the proxy card or the voting instruction card.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES NAMED HEREIN.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2015 and recommends that stockholders vote “FOR” ratification of this appointment. Although stockholder approval of this appointment is not required by law and is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when appointing the independent registered public accounting firm in the future. Even if you ratify the appointment of Ernst & Young LLP, the Audit Committee may in its sole discretion terminate such engagement and direct the appointment of another independent registered public accounting firm at any time during the year, although it has no current intention to do so.

Ernst & Young LLP was initially appointed by the Audit Committee in March 2012, and this appointment was ratified by stockholders at the 2012, 2013, and 2014 annual meetings. Representatives of Ernst & Young LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act, the Company is asking stockholders to approve, on an advisory basis, the compensation of the Company’s executive officers named below in “Compensation of Named Executive Officers” (the “Named Executive Officers”).

The Board recommends a vote FOR the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers of Blucora, Inc., as disclosed in the Company’s Proxy Statement for the 2015 annual meeting of stockholders, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Proxy Statement.”

This vote is nonbinding. The Board of Directors and the Compensation Committee expect to consider the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

The compensation of the Named Executive Officers is described in detail under “Compensation Discussion and Analysis and “Compensation of Named Executive Officers.” Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure. The Company holds advisory votes on Named Executive Officer compensation on an annual basis, and the next such vote will be at the 2016 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE.

PROPOSAL FOUR

APPROVAL OF THE BLUCORA, INC.

2015 INCENTIVE PLAN

We are asking stockholders to approve our 2015 Incentive Plan (the “Plan”). The Plan was adopted by the Board in April 2015 upon the recommendation of the Compensation Committee, subject to stockholder approval. The Plan will replace our Restated 1996 Flexible Stock Incentive Plan (the “1996 Plan”), which was originally approved by stockholders in 1996 and subsequently approved by stockholders as amended and restated, most recently in 2002. If approved by stockholders, the Plan will become effective as of May 28, 2015. No further awards will be made under the 1996 Plan after the effective date of the Plan.

Background and Reasons for the Proposal

The Board and the Compensation Committee believe that to enhance long-term stockholder value, we need to maintain competitive employee compensation, incentive, and retention programs. Providing employees and other key contributors an equity stake in our success is a vital component of these programs. The Board and Compensation Committee further believe that the number of shares of common stock currently available under the 1996 Plan is insufficient to meet our current and future equity compensation needs. Stockholder approval of the Plan is intended to ensure that we have sufficient shares available to attract and retain employees and to further our growth and development. For a discussion of awards under the Plan as components of our executive compensation program, please refer to the “Compensation Discussion and Analysis” section below.

Highlights of the Plan

The Plan includes several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

•	Fungible share pool. Shares issued as restricted stock units and other full-value awards count as 2.0 shares against the number of shares authorized for issuance under the Plan.

•

No recycling of shares or “liberal share counting” practices.    Shares tendered to us or retained by us in the exercise or settlement of an award or for tax withholding may not become available again for issuance under the Plan. In addition, the gross shares subject to a stock appreciation right (SAR) award and not the net number of shares actually issued upon exercise counts against our plan reserve.

•	No automatic share replenishment or “evergreen” provision. There is no evergreen feature pursuant to which the shares authorized for issuance under the Plan can be automatically replenished.

•

Double-trigger change in control vesting.    Awards assumed by a successor company in connection with a change in control will not automatically vest and pay out solely as a result of the change in control.

•	No liberal change in control definition. Change in control benefits are triggered only by the occurrence, rather than stockholder approval, of a merger or other change in control event.

•	No discounted stock options or SARs. All stock options and SARs must be issued with an exercise or grant price at fair market value.

•	No repricing without stockholder approval. Repricing or other exchanges or buyouts of stock options and SARs are prohibited without prior stockholder approval.

•	Awards subject to clawback. Awards under the Plan are subject to recoupment as provided in any clawback policy adopted by the Company.

•	Seven-year term for stock options and SARs. Stock option and SARs have a maximum term of seven years.

•	No dividends on stock options or SARs. No dividends or dividend equivalents accrue on stock options or SARs.

•	No dividends on unearned performance awards. No dividends or dividend equivalents accrue on performance-based awards before they are earned.

•	Limit on non-employee director awards. The Plan establishes an amount of shares that may be granted to any non-employee director in any calendar year.

•	No tax gross ups. The Plan does not provide for the gross-up of any excise tax liability on Plan awards.

•	No reload options. The Plan does not provide for the grant of reload stock options.

Background for Requested Share Authorization

The Plan authorizes the issuance of an additional 5,000,000 shares. If the Plan is approved, the number of shares of our common stock authorized for grant under the Plan will be equal to the sum of up to (i) 5,000,000 shares authorized under the Plan plus (ii) the number of shares remaining available for grant under the 1996 Plan as of the effective date of the Plan and (iii) the number of shares subject to awards granted under the 1996 Plan that were outstanding as of the effective date of the Plan and subsequently expire, terminate, or are otherwise surrendered, cancelled, or forfeited. As of March 31, 2015, we had the following:

Total shares underlying outstanding options	4,844,327
Weighted-average exercise price of outstanding options	$14.1672
Weighted-average remaining contractual life of outstanding options	4.87 years
Total shares underlying outstanding unvested restricted stock units	794,482
Total shares available for grant under the 1996 Plan	1,771,874

In setting the number of shares authorized for issuance under the Plan, the Compensation Committee and the Board considered the number of outstanding equity awards and shares available for grant under the 1996 Plan, our historical granting practices and burn rate, and the level of potential dilution that will result from adoption of the Plan.

In 2012, 2013, and 2014, the Company granted equity awards representing a total of approximately 1,711,175, 1,687,863, and 2,020,440 shares, respectively, as follows:

	2012	2013	2014
Stock options granted	1,014,200	912,237	1,483,486
Restricted stock units granted / performance stock units earned	696,975	775,626	536,954
Weighted-average common stock outstanding during the year	40,279,000	41,201,000	41,396,000
Gross burn rate (unadjusted)	4.25%	4.10%	4.88%
Gross burn rate (adjusted)[1]	5.98%	5.98%	6.18%

(1)	For the purposes of calculating Gross Burn Rate (adjusted), RSU grants and earned performance shares are converted to option equivalents at a 2/1 ratio based on the Company’s stock price volatility.

Our three-year average annual gross burn rate for the period from January 1, 2012 through December 31, 2014 was 4.41% on an unadjusted basis and 6.05% on an adjusted basis. As of March 31, 2015, the number of shares subject to outstanding equity awards plus the number of the shares available for grant under the 1996 Plan (an aggregate of 7,410,683 shares), represent 18.1% of our outstanding common stock on a fully diluted basis. If the Plan is approved, the potential dilution will be 30.4%. We believe our three-year average annual burn rate and level of potential dilution assuming the Plan is approved by stockholders compare favorably to our industry peers and are lower than the industry thresholds established by certain major proxy advisory firms.

Based on a review of the Company’s historical practice, the recent trading price of our common stock, and advice from its independent compensation consultant, Compensia, the Compensation Committee and the Board currently believe the amounts authorized for issuance under the Plan will be sufficient to cover awards for at least

2.5 years. Our future burn rate will depend on a number of factors, including the number of participants in the Plan, the price per share of our common stock, any changes to our compensation strategy, changes in business practices or industry standards, changes in the compensation practices of our competitors, or changes in compensation practices in the market generally, and the methodology used to establish the equity award mix.

The closing sale price of a share of our common stock on the NASDAQ Global Select Market on March 31, 2015 was $13.66 per share.

Summary of the Plan

The complete text of the Plan is attached to this proxy statement as Appendix A. The following description of the Plan is a summary of certain provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan.

Purpose

The purpose of the Plan is to attract, retain, and motivate employees, officers, directors, consultants, agents, advisors, and independent contractors of the Company and its related companies by providing them with the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s stockholders.

Administration

The Plan will be administered by the Board or the Board’s Compensation Committee, which must be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) under the Exchange Act, and an “outside director” within the meaning of Section 162(m) of the Code. The Board may delegate concurrent administration of the Plan to different committees consisting of one or more members of the Board in accordance with the Plan’s terms. In addition, the Board or the Compensation Committee may delegate granting authority to one or more officers of the Company in accordance with the Plan’s terms. References to the “Committee” in this plan description are, as applicable, to the Board or the Compensation Committee, or other committee or officers authorized to administer the Plan.

The Committee is authorized to select the individuals to be granted awards, the types of awards to be granted, the number of shares to be subject to awards, and the other terms, conditions, and provisions of such awards, as well as to interpret and administer the Plan and any award or agreement entered into under the Plan.

Eligibility

Awards may be granted under the Plan to employees, officers, directors, consultants, agents, advisors, and independent contractors of the Company and its related companies selected by the Committee. As of March 31, 2015, approximately 550 people were eligible to receive grants under the Plan.

Number of Share; Limitations

Subject to adjustment as provided in the Plan, the number of shares of common stock initially authorized for issuance under the Plan is 5,000,000 shares. In addition, as of the date of stockholder approval of the Plan, any shares not issued or subject to outstanding awards under the 1996 Plan plus any shares then subject to outstanding awards under the 1996 Plan that subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards in shares) will automatically become available for issuance under the Plan, up to an aggregate maximum of 5,600,000 shares. The shares of common stock issuable under the Plan will consist of authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

Directors who are not employees of the Company may not be granted any award or awards denominated in shares that exceed in the aggregate $700,000 in value in any fiscal year, plus an additional $700,000 in value for one-time awards to a newly appointed or elected non-employee director.

Subject to adjustment as provided in the Plan as proposed to be amended, a maximum of 5,000,000 shares of common stock is available for issuance under incentive stock options.

Share Counting and Fungible Pool

If any award lapses, expires, terminates, or is canceled prior to the issuance of shares or if shares are issued under the Plan and thereafter are forfeited to the Company, the shares subject to such awards and the forfeited shares will again be available for issuance under the Plan. The following shares will not become available for issuance under the Plan:

•	shares tendered by a participant as full or partial payment upon exercise of a stock option;

•	the gross number of shares subject to any grant of SARs; and

•	shares withheld by, or otherwise tendered to, the Company to satisfy a participant’s tax withholding obligations with respect to the grant, vesting, or exercise of an award.

Awards granted in assumption of or in substitution for awards previously granted by an acquired company will not reduce the number of shares authorized for issuance under the Plan.

The number of shares available for issuance under the Plan will be reduced on a one-for-one basis for any shares delivered upon the exercise or settlement of options or SARs and by 2.0 shares for every one share delivered in settlement for any awards other than options or SARs, such as restricted stock units.

Types of Awards

The Plan permits the granting of any or all of the following types of awards:

Stock Options.    Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the stock option grant. The Committee may grant either incentive stock options, which must comply with Section 422 of the Code, or nonqualified stock options. The Committee sets exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock. At the time of grant, the Committee determines when stock options are exercisable and what the term of the stock options will be, except that the term cannot exceed seven years.

In the event of termination of service with the Company or a related company, a participant will be able to exercise his or her stock option for the period of time and on the terms and conditions determined by the Committee and stated in the stock option agreement.

Stock Appreciation Rights (SARs).    The Committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Committee in accordance with the procedures described above for stock options. Exercise of an SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot be more than seven years, and the term of a tandem SAR cannot exceed the term of the related stock option.

Stock Awards, Restricted Stock, and Stock Units.    The Committee may grant awards of shares of common stock or awards designated in units of common stock. These awards may be made subject to repurchase or forfeiture restrictions at the Committee’s discretion. The restrictions may be based on continuous service with the Company or the achievement of specified performance criteria, as determined by the Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Committee.

Performance Awards.    The Committee may grant performance awards in the form of performance shares or performance units. Performance shares are units valued by reference to a designated number of shares of common stock. Performance units are units valued by reference to a designated amount of property other than shares of common stock. Performance shares and performance units may be payable upon the attainment of performance criteria and other terms and conditions as established by the Committee. Performance awards may be payable in stock, cash or other property, or a combination thereof.

Other Stock or Cash-Based Awards.    The Committee may grant other incentives denominated in shares of common stock or in cash, which may be payable in shares of common stock or cash or a combination of both, subject to the terms of the Plan and any other terms and conditions determined by the Committee.

No Repricing

Without stockholder approval, the Committee is not authorized to (a) lower the exercise or grant price of an option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the Plan, such as stock splits, (b) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock or other equity award, unless the cancellation and exchange occur in connection with a merger, acquisition, spin-off or similar corporate transaction or (c) take any other action that is treated as a repricing under generally accepted accounting principles.

Performance-Based Compensation under Section 162(m)

Performance Goals and Criteria.    Under Section 162(m) of the Code, we are generally prohibited from deducting compensation paid to our principal executive officer and our three other most highly compensated executive officers (other than our principal financial officer) in excess of $1 million per person in any year. However, compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. If the Plan is approved by our stockholders, the Compensation Committee will have the flexibility to grant awards under the Plan that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

For awards intended to qualify as “performance-based” compensation under Section 162(m) of the Code, the performance criteria must be set by the Compensation Committee at the start of each performance period and must be based on one or a combination of two or more of the following performance criteria as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges, or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management, or asset management metrics.

The performance goals also may be based on the achievement of specified levels of performance for the Company as a whole (or of any affiliate or business unit) under one or more of the performance criteria described above relative to the performance of other corporations.

The Compensation Committee may provide in any award of performance-based compensation that any evaluation of performance may include or exclude any of the following events that occur during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary, unusual and/or nonrecurring items of gain or loss, that in all of the foregoing the Company identifies in its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of our periodic reports; acquisitions or divestitures; foreign exchange gains and losses; gains and losses on asset sales; and impairments.

With respect to any award intended to be performance-based compensation, the Compensation Committee must establish and administer the performance criteria in a manner that satisfies the requirements of Section 162(m) of the Code.

Adjustments.    Awards that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code may be adjusted downwards but not upwards. In addition, achievement of the applicable performance goals related to an award may not be waived, except in the case of the participant’s death or disability. Section 162(m) of the Code requires that a qualifying committee certify that performance goals were achieved before the payment of the “performance-based” compensation.

Limitations.    Subject to certain adjustment as provided in the Plan, participants who are granted awards intended to qualify as “performance-based” compensation may not be granted awards, other than performance units, for more than 1,500,000 shares of common stock in any calendar year. However, additional one-time grants of such awards may be granted for up to 1,500,000 shares to newly hired or newly promoted individuals. The maximum dollar value payable to any participant with respect to performance units or any other awards payable in cash that are intended to qualify as “performance-based” compensation cannot exceed $3,000,000 in any calendar year.

Change in Control

Effect of Change in Control.    Under the Plan, unless the Committee determines otherwise in the instrument evidencing an award or in a written employment, services or other agreement between a participant and the Company or a related company, in the event of a change in control:

•

If the change in control is a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for or replaced by the successor company, then, to the extent that the successor company converts, assumes, substitutes for, or replaces such awards, the vesting restrictions and forfeiture provisions applicable to such awards will not be accelerated or lapse, and all such vesting restrictions and forfeiture provisions will continue with respect to any shares of the successor company or other consideration that may be received with respect to such awards. To the extent such outstanding awards are not converted, assumed, substituted for, or replaced by the successor company, such awards will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change in control. Such awards will then terminate at the effective time of the change in control.

•

If the change in control is not a company transaction in which awards, other than performance shares and performance units, could be converted, assumed, substituted for, or replaced by the successor company, all outstanding awards, other than performance shares and performance units, will become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, immediately prior to the change in control. Such awards will then terminate at the effective time of the change in control.

•

All performance shares and performance units earned and outstanding as of the date the change in control occurs and for which the payout level has been determined will be payable in full in accordance with the payout schedule included in the instrument evidencing the award. Any remaining outstanding performance shares or performance units for which the payout level has not been determined will be prorated at the target payout level up to and including the date of the change in control and will be payable in accordance with the payout schedule included in the instrument evidencing the award.

•	The Committee may in its discretion instead provide that a participant’s outstanding awards will terminate in exchange for a cash payment.

Definitions of Change in Control and Company Transaction.    Unless the Committee determines otherwise with respect to an award at the time it is granted or unless otherwise defined for purposes of an award in a written employment, services or other agreement between a participant and the Company or a related company, a change in control of the Company generally means the occurrence of any of the following events:

•

an acquisition by any individual, entity or group of beneficial ownership of 40% or more of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (generally excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related company, or an acquisition pursuant to certain related party transactions);

•

a change in the composition of the Board during any two-year period such that the incumbent Board members cease to constitute at least a majority of the Board (not including directors whose election, or nomination for election by stockholders, was approved by a majority of the incumbent Board); or

•

consummation of a company transaction, which is generally defined as a merger or consolidation, a sale of all of the Company’s outstanding voting securities, or a sale, lease or other transfer of all or substantially all of the assets of the Company, unless (a) after such transaction the beneficial owners of common stock and voting securities immediately prior to the transaction retain at least 50% of such common stock and voting securities of the company resulting from such transaction, (b) no person beneficially owns 40% or more of the then outstanding common stock or voting securities of the company resulting from such transaction, and (c) at least a majority of the board of directors of the company resulting from such transaction were incumbent directors of the Company prior to such transaction.

If we dissolve or liquidate, unless the Committee determines otherwise, outstanding awards will terminate immediately prior to such dissolution or liquidation.

Significant Operating Unit Transaction

In the event of a sale or other disposition of one of the Company’s operating units (a “Significant Operating Unit”), the Committee will have the discretion to determine the effect of such sale or disposition on grants held by employees of the Significant Operating Unit. The Committee’s options in such situation include, but are not limited to (a) arranging for the assumption of the awards by the successor company, (b) acceleration of vesting of the awards, and (c) termination of the awards in exchange for cash or other property.

Adjustment of Shares

If any change is made in the stock subject to the Plan, or subject to any award, without the receipt of consideration by us (through stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend or other change in our corporate or capital structure not involving the receipt of consideration by us), or in the event of an extraordinary cash dividend, then the Committee will make proportional adjustments to (a) the maximum number and kind of securities available for issuance under the Plan, (b) the maximum number and kind of securities issuable as incentive stock options, (c) the maximum number and kind of securities issuable as “performance-based” compensation under Section 162(m) of the Code and (d) the number and kind of securities subject to any outstanding awards and the per share price of such securities.

Term, Termination, and Amendment

Unless earlier terminated by the Board or the Compensation Committee, the Plan will terminate, and no further awards may be granted, ten years after the date on which it is approved by stockholders. The Board or the Compensation Committee may amend, suspend, or terminate the Plan at any time, except that, if required by applicable law, regulation, or stock exchange rule, stockholder approval will be required for any amendment, and only the Board may amend the Plan if stockholder approval of the amendment is required. The amendment, suspension or termination of the Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially adversely affect any rights under an outstanding award.

Recoupment of Awards

Awards made under the Plan are subject to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing rules and regulations regarding the recoupment or clawback of incentive compensation, similar rules and laws in other jurisdictions, and any compensation recoupment or clawback policies we may have in place from time to time.

U. S. Federal Income Tax Considerations

The following is a general summary of the U.S. federal income tax consequences of awards under the Plan to us and to participants in the Plan who are citizens or residents of the United States for U.S. federal tax purposes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local, or foreign tax laws.

Nonqualified Stock Options.    A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares acquired upon exercise, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

Incentive Stock Options.    A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of our common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights.    A participant generally will not recognize taxable income upon the grant or vesting of an SAR with a specified grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the specified grant price of the SAR. When a participant sells any shares acquired upon exercise, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the total base value.

Restricted Stock Awards.    A recipient of a restricted stock award generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares on the date the restrictions lapse over the amount, if any, paid by the participant with respect to the shares.

Instead of postponing the federal income tax consequences of a restricted stock award until the restrictions lapse, the participant may elect to recognize compensation taxable as ordinary income in the year of the award in an amount equal to the fair market value of the shares at the time of receipt. This election is made under Section 83(b) of the Code. A Section 83(b) election is made by filing a written notice with the Internal Revenue Service office with which the participant files his or her federal income tax return. The notice must be filed within 30 days of the date of grant of the restricted stock award for which the election is made and must meet certain technical requirements.

The tax treatment of a subsequent disposition of restricted stock will depend upon whether the participant has made a timely and proper Section 83(b) election. If the participant makes a timely and proper Section 83(b) election, when the participant sells the restricted shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. If no Section 83(b) election is made, any disposition after the restrictions lapse generally will result in short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant with respect to the shares, plus the amount of taxable ordinary income recognized by the participant either at the time the restrictions lapsed or at the time of the Section 83(b) election, as the case may be. If the participant forfeits the shares to the Company (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction with respect to the income recognized as a result of making a Section 83(b) election.

Restricted Stock Units.    A participant generally will not recognize income at the time a restricted stock unit is granted. When any part of a restricted stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the cash and then fair market value of any shares the participant receives.

Performance Share or Performance Unit Awards.    A participant generally will not recognize income at the time a performance share or performance unit award is granted. When any part of a performance share or performance unit award is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the cash and then fair market value of any shares the participant receives.

Other Awards.    The U.S. federal income tax consequences of other awards under the Plan will depend upon the specific terms of each award.

Tax Consequences to Us.    In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Section 409A of the Code.    We intend that awards granted under the Plan comply with, or otherwise be exempt from, Section 409A of the Code, but make no representation or warranty to that effect.

Section 162(m) of the Code.    Under Section 162(m) of the Code, we are generally prohibited from deducting compensation paid to our chief executive officer and three other most highly compensated executive officers (other than the chief financial officer) in excess of $1 million per person in any year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. If the Plan is approved by our stockholders, the Compensation Committee will have the flexibility to grant awards under the Plan that are intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

Tax Withholding.    We are authorized to deduct or withhold from any award granted or payment due under the Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of our common stock or otherwise settle an award under the Plan until all tax withholding obligations are satisfied.

Plan Benefits

All awards to employees, officers, and consultants under the Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated to such individuals under the Plan are not determinable at this time. However, please refer to the description of grants made to our named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards in 2014” table below. Grants made to our non-employee directors in the last fiscal year are described under “Director Compensation” below.

The approval of the Plan requires the affirmative “FOR” vote of a majority of shares voted at the meeting on the proposal.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE BLUCORA, INC. 2015 INCENTIVE PLAN.

EQUITY COMPENSATION PLAN INFORMATION

Our stockholders have approved the 1996 Plan and the 1998 Employee Stock Purchase Plan. These plans are described in detail in “Note 9: Stockholders’ Equity” in the Notes to Consolidated Financial Statements included in Part II Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014. The table below sets forth information as of December 31, 2014 regarding securities of the Company to be issued and available for issuance under the Company’s equity compensation plans:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(b) Weighted-average exercise price of outstanding options, warrants, and rights (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	5,097,247	(2)	$14.21	2,867,947	(3)
Equity compensation plans not approved by stockholders	—		—	—

Total	5,097,247		$14.21	2,867,947

(1)	Consists of the weighted-average exercise price of outstanding options, as rights do not have an exercise price.
(2)	Consists of 4,343,825 shares of common stock issuable upon exercise of outstanding options and 753,422 shares of common stock issuable upon vesting of RSUs granted under the 1996 Plan.
(3)	Includes 2,574,232 shares available for future grant under the 1996 Plan and 293,715 shares available for future grant under the 1998 Employee Stock Purchase Plan.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

The “Director Nominees” and “Continuing Directors” sections below set forth the business experience during at least the past five years for each nominee and each of the directors whose term of office will continue after the 2015 annual meeting of stockholders. In addition, these sections include a brief discussion of the specific experience, qualifications, attributes, and skills that led to the conclusion that each of the directors and nominees should continue to serve on the Board of Directors. The Board of Directors nominates candidates for election after receiving recommendations from the Nominating and Governance Committee, which bases its recommendations on the criteria set forth in the Director Nomination Policy, as described below under “Director Nomination Process.” The Board of Directors believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills, and expertise as a whole to ensure the Board of Directors appropriately satisfies its oversight responsibilities and acts in the best interests of stockholders.

Class I Director Nominees

The names of the director nominees, who are Class I directors and who are nominated for election to terms that expire in 2018, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
John E. Cunningham, IV	57	Chairman	1998
Lance G. Dunn	52	Director	2012
William J. Ruckelshaus	50	President and Chief Executive Officer	2007

John Cunningham has served as a director of Blucora since 1998 and as the Chairman of the Board of Directors since 2011. Mr. Cunningham also served as Lead Independent Director of Blucora prior to serving as Chairman. Mr. Cunningham has been a general partner of Clear Fir Partners, L.P., a venture capital investment partnership, since February 1998. He previously served as Chief Executive Officer of RealCom Office Communications Inc., a national telecom services company. Mr. Cunningham also formerly served as a board member and non-executive Chairman of Citel Technologies, Inc., a telecommunications company. Currently, Mr. Cunningham serves as a board member of RealNetworks, Inc., AudienceScience, Inc., and Qliance, Inc., and as an advisor to Petra Growth Fund II and Fund III.

Relevant Qualifications and Experience:    Mr. Cunningham has extensive experience in, and a significant knowledge of, the technology industry from his work with various technology companies as an executive, investor, advisor, and director. Mr. Cunningham also has significant experience with Blucora gained through 17 years as a director. The Board believes that Mr. Cunningham’s extensive experience as a venture capitalist in multiple industries, as an executive, and as a board member and advisor to public and private companies and non-profit organizations provides insight and guidance that assists the Board in its oversight obligations and makes him a valued advisor to the Board and management.

Lance Dunn has served as a director of Blucora since 2012. Mr. Dunn was a co-founder and Chief Executive Officer of TaxACT, Inc. (formerly 2nd Story Software, Inc.) until January 31, 2012, when Blucora acquired TaxACT. From the closing of this acquisition until August 2012, Mr. Dunn served as TaxACT’s Vice President, Development. Prior to co-founding TaxACT in 1998, Mr. Dunn was Vice President of Software Development at Parsons Technology, Inc., where he played a significant role in the development and growth of Parson’s tax software.

Relevant Qualifications and Experience:    As the co-founder and former CEO of the Company’s TaxACT business, Mr. Dunn brings significant experience and background to the Board with respect to an industry and business that is important to the Company’s success. The Board also believes that Mr. Dunn’s extensive experience as a technology executive provides insight and guidance that assists the Board in its oversight and strategy roles.

William Ruckelshaus has served as a director of Blucora since 2007. Mr. Ruckelshaus has also served as President and Chief Executive Officer of Blucora since November 2010. Prior to his appointment as President and Chief Executive Officer of Blucora, Mr. Ruckelshaus served as Chief Financial Officer of AudienceScience, Inc., a digital advertising and technology company, from May 2006 to November 2010. Mr. Ruckelshaus also served as Chief Operating Officer of AudienceScience for two years. From July 2002 to April 2006, he served as Senior Vice President, Corporate Development at Expedia, Inc., an online travel agency, where he oversaw Expedia’s mergers and acquisitions and led corporate strategic planning.

Relevant Qualifications and Experience:    Mr. Ruckelshaus has relevant experience as an executive in the technology industry and a strong background in finance, strategy, and mergers and acquisitions. Mr. Ruckelshaus also has significant familiarity with Blucora as President and Chief Executive Officer. His day-to-day leadership of the Company gives him critical insights into the Company’s operations, strategy, and competition, and allows him to facilitate the Board’s ability to perform its critical oversight function. The Board believes that Mr. Ruckelshaus’s experience as an executive and director provides him with insight into the Board’s oversight role, and that as President and Chief Executive Officer, Mr. Ruckelshaus plays an important role in the Board’s processes.

Continuing Directors

Class II – Terms expiring in 2016

The names of the continuing Class II directors, whose terms expire in 2016, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
David H. S. Chung	47	Director	2013
Steven W. Hooper	62	Director	2011
Christopher W. Walters	41	Director	2014

David Chung was elected to the Board of Directors at the 2013 annual meeting of stockholders. Mr. Chung is a private investor with over 20 years of experience in private equity and public market investing. From May 2006 to December 2012, Mr. Chung was a Partner at Blum Capital Partners, L.P., a San Francisco-based investment firm focused on private equity and public strategic block investments. Prior to Blum Capital, Mr. Chung was a founder of Perspective Value Partners from 2005 to 2006, a Partner at Standard Pacific Capital from 2002 to 2004, and a Director/Principal at KKR from 1995 to 2002. Previously, Mr. Chung was a management consultant at McKinsey & Co. and an investment banker at Hambrecht & Quist. He is currently a Director of Payless Holdings, Inc. and also serves on the Board of Trustees of the Fine Arts Museums of San Francisco, the Hamlin School, and Cathedral School for Boys.

Relevant Qualifications and Experience:    Mr. Chung has extensive experience investing in, overseeing, and providing advice to public and private companies in many industries, including technology. He has expertise and experience in all aspects of investing, including deal sourcing, investment analysis, deal structuring, raising of debt financing, deal negotiation, structuring of management incentives, investor relations, strategy, and management oversight. The Board believes this expertise and experience provides insight and guidance that assists the Company in its deal-making and capital allocation activities and the Board in its oversight obligations, which makes him a valued contributor and advisor to the Board and to management.

Steven Hooper was appointed to the Board of Directors in 2011. Mr. Hooper is a founding partner of Ignition Partners, a venture capital firm, where he has invested in telecommunications and wireless companies since Ignition’s founding in March 2000. From 1999 to 2000, Mr. Hooper served as Chairman and Chief Executive Officer of Nextlink Communications, Inc. From 1998 to 1999, Mr. Hooper served as Chief Executive Officer of Teledesic LLC. From 1994 to 1997, Mr. Hooper served as CEO of AT&T Wireless Services, Inc. Prior to joining AT&T Wireless, Mr. Hooper was an executive with McCaw Cellular Communications, Inc., where he, among other roles, served as CEO for a variety of McCaw-affiliated companies. Mr. Hooper served as a trustee of Seattle University from 1995 to 2009 and represents Ignition Partners as a director on the boards of a number of privately-held companies in which Ignition has invested. Mr. Hooper also serves on the boards of Recreational Equipment, Inc. (REI) and Puget Sound Energy, Inc.

Relevant Qualifications and Experience:    Mr. Hooper has extensive experience as a business leader in the technology industry. He has served in management and as a director for numerous technology companies and brings to the Company extensive experience, knowledge, and connections that the Board believes provide valuable assistance to the Company as it pursues strategic opportunities in the technology industry.

Christopher Walters was appointed to the Board of Directors in 2014. Mr. Walters is currently the Chief Executive Officer of Encompass Digital Media, Inc. Mr. Walters joined Encompass in January 2015, and as Chief Executive Officer, he oversees Encompass’s day-to-day operations on a worldwide basis. Mr. Walters joined Encompass from The Weather Company, where he served as the Chief Operating Officer from March 2012 to January 2015. Prior to The Weather Company, Mr. Walters served in a variety of leadership roles at Bloomberg L.P. between 2008 and 2012, most recently as the Chief Operating Officer of the Bloomberg Industry Verticals Group, responsible for operations, strategy, business development, and expansion of the premium web-based subscription businesses. Previously, Mr. Walters was a partner at McKinsey & Co., advising media, entertainment, and investment companies.

Relevant Qualifications and Experience:    Mr. Walters has extensive operational and management experience from his work as an executive and an advisor to a variety of Companies. Mr. Walters’ experience also includes work with technology and digital content businesses that are relevant to the Company’s current operations and future strategies. The Board believes this experience and knowledge provides valuable guidance in its oversight obligations and in the pursuit of strategic opportunities.

Class III – Terms expiring in 2017

The names of the continuing Class III directors, whose terms expire in 2017, and certain information about them are set forth below:

Name of Director	Age	Positions with Blucora	Director Since
Elizabeth J. Huebner	57	Director	2009
Andrew M. Snyder	44	Director	2011
Mary S. Zappone	50	Director	2015

Elizabeth Huebner has served as a director of Blucora since 2009. Ms. Huebner retired from a 26-year career in the finance sector in 2006. Prior to retiring, Ms. Huebner was Chief Financial Officer from 2000 to 2006 at Getty Images, Inc., a provider of visual content and rights services. Prior to her service as Chief Financial Officer of Getty Images, Ms. Huebner was Chief Financial Officer of Primus Knowledge Solutions, Inc. Ms. Huebner also formerly served on the Board of Directors of Procera Networks, Inc.

Relevant Qualifications and Experience:    Ms. Huebner has significant experience as an executive in the technology industry, and a strong background in finance and accounting. The Board of Directors has determined that she is qualified as an “audit committee financial expert” under the SEC’s rules, and that expertise assists the Board in complying with its Audit Committee membership requirements and enables her to provide significant insight on public accounting and financial statement matters. The Board believes that Ms. Huebner’s experience in management and finance provides insight and guidance that assists the Board in its oversight, financial review, and risk management obligations.

Andrew Snyder has served as a director of Blucora, Inc. since 2011. Mr. Snyder is CEO of Cambridge Information Group, Inc. (“CIG”) and Chairman of CIG’s subsidiaries, ProQuest LLC, R. R. Bowker LLC, and Navtech, Inc. Mr. Snyder also served on the Board of Directors of Navtech when it was an independent, publicly-traded company, beginning in November 2005 and continuing through its merger with a CIG subsidiary in November 2007. Mr. Snyder has been employed by CIG since 2003 and has served as President or CEO since 2004. Prior to joining CIG, Mr. Snyder worked for the Goldman Sachs Group, most recently as Vice President in the Principal Investment Area, where he focused on traditional media, technology, and services investing for the firm’s investment fund. He also currently serves on the Board of Overseers of Penn Libraries and on the Board of Shining Hope for Communities (SHOFCO).

Relevant Qualifications and Experience:    Mr. Snyder was added to the Board in August 2011 after a process in which the Board sought to identify a candidate that could both provide stockholder perspective through owning or representing a significant holding of Company shares and provide assistance with the Company’s primary goal of making a large acquisition. The Board met both of these objectives by adding Mr. Snyder. Mr. Snyder has significant experience in the management and oversight of technology companies and a strong background in mergers and acquisitions. His expertise and experience makes him an important resource for the Company, the Board, and the Mergers and Acquisitions Committee (which he chairs) in identifying, acquiring, and integrating acquisition targets in the technology space. Mr. Snyder is the Board representative of Cambridge Information Group I LLC, which, pursuant to certain agreements with the Company, has the right to nominate a representative to the Company’s Board of Directors. These agreements were described in, and filed as exhibits to, the Current Report on Form 8-K filed by the Company on August 23, 2011. Because Mr. Snyder and CIG hold a significant amount of the Company’s shares, the Board believes that he provides the Board valuable insight into the perspectives of stockholders.

Mary Zappone joined the Board in March 2015. Ms. Zappone has extensive experience as an executive, including her recent tenure as President and Chief Executive Officer of Recovercare, LLC from May 2011 to February 2015. Prior to joining Recovercare, Ms. Zappone worked at Alcoa, Inc. from 2006 to 2011, serving in a variety of roles, most recently as President of the Alcoa Oil & Gas Group, where she was responsible for operations, strategy, business development, and expansion of the aluminum alloy product systems business. During her career, Ms. Zappone has also held other senior-level positions at Tyco International, General Electric, and Exxon, and worked at McKinsey & Co., where she advised companies in improving operating performance, capital investment, and merger and acquisition strategies. She earned her undergraduate degree from Johns Hopkins University, and her MBA in Finance at Columbia Business School. Ms. Zappone is also a board member of the American Heart Association and Supplies Over Seas.

Relevant Qualifications and Experience:    Ms. Zappone has significant operational and management experience from her career as an executive and advisor. This experience includes high-level roles at companies that are renowned for their operational excellence, and the Board believes Ms. Zappone will be a valuable resource for both the Board and management as the Company seeks to optimize its current operations and to find and integrate new opportunities.

Board of Directors and Committee Information

The Board of Directors has general oversight responsibility for the Company’s affairs and, in exercising its fiduciary duties, the Board represents and acts on behalf of the stockholders. Although the Board does not have responsibility for the Company’s day-to-day management, it stays regularly informed about the Company’s business and provides oversight and guidance to management through periodic meetings and other communications. The Board is significantly involved in, among other things, the Company’s strategic planning process, leadership development, and succession planning, as well as other functions carried out through the Board committees as described below.

Leadership Structure.    The leadership structure of the Board of Directors consists of Chairman John Cunningham and the chairs of each of the principal committees of the Board of Directors. The Company’s

Bylaws require that the Chairman be an independent director, and thus the Chairman position is not combined with the Chief Executive Officer position, which is filled by William Ruckelshaus. The Board of Directors believes that the current leadership structure is appropriate for the Company because it balances the operational and day-to-day management leadership of the CEO with the independent oversight provided by the independent Chairman of the Board and the independent chairs of each of the principal committees. This structure ensures that oversight of risk management and the Company’s management is distributed among multiple independent directors. The Board of Directors currently believes that this distribution of oversight is the best method of ensuring optimal Company performance and risk management.

Risk Management.    The Board of Directors oversees the Company’s risk management, both as a full Board of Directors and through its committees. This oversight is administered primarily through the following:

•	the Board of Directors’ periodic review and approval of management strategic plans, including the projected opportunities and challenges facing the business;

•	the Board of Directors’ oversight of succession planning;

•	the Board of Directors’ oversight of capital spending, cash management, investment in marketable securities, and financings;

•

the Audit Committee’s quarterly review of financial statements and its oversight of the Company’s accounting and financial reporting functions, including internal control over financial reporting, its discussions with management and the independent accountants regarding the quality and adequacy of internal controls and financial reporting (and related reports to the full Board of Directors), and its oversight of legal and regulatory compliance, compliance with the Code of Ethics and Conduct, and any related person transactions;

•	the Nominating and Governance Committee’s oversight of governance policies and the self-evaluation assessments of the Board of Directors and committees; and

•

the Compensation Committee’s review and recommendations or approvals regarding executive officer compensation and its relationship to the Company’s business plan, as well as its review of compensation plans generally and the related risks and risk mitigants.

Independence.    NASDAQ listing rules require that a majority of the members of the Board of Directors be independent directors. The Board of Directors recently undertook its annual review of director independence in accordance with the applicable rules of NASDAQ. The independence rules include a series of objective tests, including that the director is not employed by the Company and has not engaged in various types of business dealings with the Company. In addition, the Board of Directors is required to make a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board of Directors has affirmatively determined that each of John Cunningham, David Chung, Jules Haimovitz (whose term expired in May 2014), Steven Hooper, Elizabeth Huebner, Andrew Snyder, Christopher Walters, and Mary Zappone is independent as defined in the NASDAQ rules. In determining independence, the Board considered, among other factors, the fact that Mr. Cunningham’s brother is a non-executive, at-will employee of the Company and that CIG, of which Andrew Snyder is CEO, is party to a stockholder agreement with the Company. Mr. Ruckelshaus is not considered independent because he is an employee of the Company. Mr. Dunn is not currently considered independent because he was an employee of the Company’s TaxACT, Inc. subsidiary within the past three years, but it is anticipated that he will become independent in August 2015.

Each of the members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent under the NASDAQ rules. In addition, the Board of Directors has affirmatively determined that each of the members of the Audit Committee qualifies as independent under the audit committee independence rules established by the SEC.

Meeting Attendance.    The Board of Directors of Blucora held a total of 8 meetings during 2014. For 2014, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees thereof, if any, on which such director served during the period for which he or she has been a director or committee member. The Board of Directors has not adopted a formal policy regarding directors’ attendance at the annual meetings of stockholders. William Ruckelshaus, John Cunningham, Lance Dunn, Steven Hooper, Elizabeth Huebner, and Christopher Walters attended the 2014 annual meeting of stockholders on May 21, 2014.

Communication with the Board of Directors.    The Board of Directors believes that management speaks for Blucora. Individual Board members may occasionally meet or otherwise communicate with our stockholders and other constituencies that are involved with Blucora, but it is expected that Board members would do this with the advance knowledge of management and at the request of management, absent unusual circumstances or as contemplated by Board committee charters. Stockholders who wish to communicate with the Board of Directors, or with any individual member of the Board of Directors, may do so by sending such communication in writing to the attention of the Corporate Secretary at the address of our principal executive office with a request to forward to the intended recipient. The Corporate Secretary will generally forward such communication to the Board of Directors or the specific Board member. However, the Corporate Secretary reserves the right to not forward any material that is inappropriate. In addition, employees may communicate with the Board through, among other processes, the Company’s internal whistleblower hotline process administered under the Code of Ethics and Conduct.

Corporate Website.    The Company’s corporate website, located at www.blucora.com, contains information regarding the Company, including information regarding directors, executive officers, and corporate governance documents. That information includes the Certificate of Incorporation, Bylaws, Committee Charters, Director Nomination Policy, Code of Ethics and Conduct (which is applicable to all employees, executive officers, and members of the Board of Directors), and the Corporate Governance Guidelines. The Company uses the corporate website to provide current information to investors, including information on recent developments and upcoming events.

Committees.    The Board of Directors’ committee structure currently consists of four principal committees (the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, and the Mergers and Acquisitions Committee). During 2014, the Audit Committee held 9 meetings, the Compensation Committee held 6 meetings, the Mergers and Acquisitions Committee held 1 meeting, and the Nominating and Governance Committee held 11 meetings. The Board may also convene other ad hoc or sub committees, the composition, number, and membership of which the Board of Directors may revise from time to time, as appropriate. Copies of the charters for the Audit, Compensation, Nominating and Governance, and Mergers and Acquisitions Committees can be found on the Company’s corporate website at www.blucora.com. You may also request copies of these documents and other corporate governance documents available on the website from the Company’s investor relations department at (425) 201-6100.

The current membership and leadership of each of the committees of the Board of Directors is set forth in the table below:

Board Committees as of April 1, 2015

(M = Committee Member; C = Committee Chair)

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Mergers and Acquisitions Committee
John E. Cunningham, IV	M		M
David H.S. Chung			M	M
Lance G. Dunn
Steven W. Hooper	M	C
Elizabeth J. Huebner	C	M
William J. Ruckelshaus				M
Andrew M. Snyder			C	C
Christopher W. Walters		M		M
Mary S. Zappone		M

The Audit Committee.    The Audit Committee currently consists of the following independent directors: Steven Hooper, Elizabeth Huebner, and John Cunningham. Ms. Huebner is Chair of the Audit Committee. The Audit Committee is responsible for providing independent and objective oversight and review of the Company’s auditing, accounting, and financial reporting processes. Among other functions, the Audit Committee’s duties include the following:

•	Reviewing and approving the appointment, compensation, oversight, and retention of the independent registered public accounting firm;

•	Pre-approving all services (audit and non-audit) to be performed by the independent registered public accounting firm;

•	Monitoring the adequacy and effectiveness of accounting and financial controls, including internal control over financial reporting;

•	Reviewing the audited financial statements and quarterly unaudited financial information and discussing them with management and the independent registered public accounting firm;

•	Establishing procedures for receiving and reviewing accounting-related complaints and concerns by whistle blowers;

•	Reviewing and monitoring compliance with risk management and investment policies;

•	Reviewing and pre-approving related person transactions; and

•	Reviewing and monitoring compliance with the Code of Ethics and Conduct and recommending changes to the Code of Ethics and Conduct to the Board as appropriate.

The Board of Directors has determined that each Committee member has sufficient knowledge in reading and understanding financial statements to serve on the Committee. The Board of Directors has further determined that Ms. Huebner qualifies as an “audit committee financial expert” in accordance with SEC rules and the professional experience requirements of NASDAQ. The designation of an “audit committee financial expert” does not impose upon such person any duties, obligations, or liabilities that are greater than those that are generally imposed on him or her as a member of the Committee and the Board of Directors, and such designation does not affect the duties, obligations, or liability of any other member of the Committee or the Board of Directors. Under the terms of the Audit Committee Charter, the Audit Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Audit Committee on any matters within the scope of the Committee’s duties. The Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate.

The Compensation Committee.    The Compensation Committee currently consists of the following independent directors: Steven Hooper, Elizabeth Huebner, Christopher Walters, and Mary Zappone. Mr. Hooper is Chair of the Compensation Committee. The Compensation Committee’s duties include the following:

•	Evaluating the performance of, and reviewing and approving (or recommending to the Board) the compensation of, our CEO and other executive officers;

•	Recommending to the full Board of Directors any changes to the non-employee director compensation plan;

•	Reviewing and making recommendations to management regarding general compensation goals and guidelines for employees and criteria by which employee bonuses are determined;

•	Monitoring compensation trends;

•

Reviewing the Company’s compensation policies and practices for all employees, including a review of the interaction between compensation incentives that could encourage risk-taking and the Company’s risk management policies and practices; and

•	Acting as administrator of Blucora’s stock plans.

Under the terms of the Compensation Committee Charter, the Compensation Committee is authorized to engage independent advisors, at the Company’s expense, to advise the Compensation Committee on any matters within the scope of the Committee’s duties. The Committee may also form subcommittees and delegate its authority to those subcommittees as it deems appropriate. A description of the considerations and determinations of the Compensation Committee regarding the compensation of our Named Executive Officers is contained in “Compensation Discussion and Analysis” below. A description of the compensation program for our non-employee directors is set forth in “Director Compensation” below.

The Nominating and Governance Committee.    The Nominating and Governance Committee currently consists of the following independent directors: John Cunningham, David Chung, and Andrew Snyder. Mr. Snyder is Chair of the Nominating and Governance Committee. The Nominating and Governance Committee’s duties include:

•

Assisting the Board of Directors by identifying prospective director nominees to fill vacancies and recommending to the Board of Directors the director nominees for the next annual meeting of stockholders;

•	Reviewing, and recommending to the Board of Directors any appropriate changes to, the Blucora Corporate Governance Guidelines and Director Nomination Policy;

•	Reviewing proposed changes to the Company’s Certificate of Incorporation and Bylaws and making recommendations for any such changes to the Board of Directors;

•	Evaluating the performance and effectiveness of the committees and the Board of Directors as a whole;

•	Recommending to the Board of Directors membership for each committee;

•	Overseeing director orientation and education;

•	Evaluating committee structure and recommending changes to the Board of Directors;

•	Monitoring compliance with independence standards by the directors;

•	Monitoring, and periodically reporting to the Board of Directors, any significant developments in the law and practice of corporate governance; and

•	Considering stockholder nominees for election to the Board of Directors as described below under “Director Nomination Process.”

Director Nomination Process

The Nominating and Governance Committee is responsible for reviewing and recommending nominees to the Board of Directors for election at the annual meeting and for reviewing and recommending director appointments to fill any vacancies on the Board of Directors. The Nominating and Governance Committee’s objective, pursuant to its charter, is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to Blucora and its stockholders.

In considering director candidates, the Nominating and Governance Committee seeks the following minimum qualifications, as set forth in the Company’s Corporate Governance Guidelines and Director Nomination Policy:

•	Commitment to Blucora’s business success while maintaining the highest standards of responsibility and ethics;

•	Representation of the best interests of all of Blucora’s stockholders and not any particular constituency;

•	Conscientious preparation for, attendance at, and participation in Board of Directors and applicable committee meetings;

•	No personal or professional commitments that would interfere or conflict with a director’s obligations to the Company and its stockholders;

•	An established record of professional accomplishment in the director’s chosen field; and

•	No material personal, financial, or professional interest in any Blucora competitor that would interfere or conflict with the director’s obligations to the Company and its stockholders.

The Nominating and Governance Committee also considers the professional and personal experience of each nominee and whether that nominee has expertise relevant to Blucora’s business objectives. Although the Board of Directors does not have a formal diversity policy, the Board of Directors desires candidates that contribute to the Board of Directors’ overall diversity, with diversity being broadly construed to mean a variety of personal and professional experiences, opinions, perspectives, and backgrounds. The Board of Directors and the Nominating and Governance Committee implement this goal during the nomination process that applies to both new nominees and incumbent directors, per the Company’s Director Nomination Policy. The Board assesses its effectiveness in achieving this goal during its annual self-assessment process.

The Nominating and Governance Committee generally re-nominates incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board of Directors, continue to make important contributions to the Board of Directors, and consent to continue their service on the Board of Directors. However, the Committee regularly considers the needs of the Company and the Board with respect to directors, and if appropriate, the Committee will nominate new directors that best fit those needs. When nominating new directors, the Committee actively seeks individuals who satisfy its criteria for membership on the Board of Directors, and the Nominating and Governance Committee may solicit ideas for possible Board of Directors candidates from a variety of sources, including members of the Board of Directors, Company executives, stockholders, or individuals known to the members of the Board of Directors or Company executives through personal or professional relationships. The Nominating and Governance Committee also has the authority to retain a search firm, at the Company’s expense, to identify or evaluate director candidates at its discretion.

Any stockholder may nominate candidates for election as directors by following the procedures set forth in our Bylaws and Director Nomination Policy, including the applicable notice, information, and consent provisions. For further information regarding these procedures, see “Deadline for Receipt of Stockholder Proposals and Director Nominations” below. Copies of our Bylaws and Director Nomination Policy are available on our corporate website at www.blucora.com.

In addition, pursuant to our Director Nomination Policy, any single stockholder, or group of stockholders, that has beneficially owned more than 5% of our outstanding common stock for at least one year may propose a director candidate for evaluation by the Nominating and Governance Committee by delivering a written notice to the Nominating and Governance Committee that satisfies the notice, information, and consent requirements of our Bylaws and the Director Nomination Policy. The Committee will evaluate such recommended nominees using the same criteria that it uses to evaluate other nominees. Any such Board of Directors candidate must be independent of the stockholder in all respects and must also qualify as an independent director under applicable NASDAQ rules. The notice must be received by the Nominating and Governance Committee no later than the date that is 120 calendar days before the anniversary of the date that our Proxy Statement was released to stockholders in connection with the previous year’s annual meeting. The notice must include, among other things, proof of the required stock ownership, proof of identification of the stockholder(s) submitting the proposal, and information regarding the proposed Board of Directors candidate. The notice should be sent to the following address:

Chair, Nominating and Governance Committee

Blucora, Inc.

c/o Corporate Secretary

10900 NE 8th Street, Suite 800

Bellevue, WA 98004

The Nominating and Governance Committee did not receive any recommendations for director candidates for the 2015 annual meeting from any non-management stockholder or group of stockholders that beneficially owns more than 5% of Blucora’s common stock.

Director Compensation

Non-employee director compensation consists of a mix of cash and equity. The combination of cash and equity compensation is intended to provide incentives for non-employee directors to continue to serve on the Board of Directors, to align the interests of the Board of Directors and stockholders, and to attract new non-employee directors with outstanding qualifications. Mr. Ruckelshaus, as an employee of the Company, does not receive any compensation for serving on the Board of Directors and therefore is excluded from the director compensation table below. His compensation is included in the Summary Compensation Table. The Compensation Committee periodically reviews the non-employee director compensation program and makes recommendations to the Board of Directors as appropriate.

Non-Employee Director Compensation Program for 2014

The Company’s non-employee director cash compensation program for 2014 consisted of annual cash retainers for board, committee, and chair service, and equity grants.

The annual cash retainers paid to non-employee directors for 2014 were as follows:

	Annual Retainer Paid to All Members (including Chair)	Additional Annual Chair Retainer
Board of Directors	$20,000	$25,000
Audit Committee	$4,000	$10,000
Compensation Committee	$3,000	$5,000
Nominating and Governance Committee	$2,000	$3,000
Mergers and Acquisitions Committee	$4,000	N/A

The equity grants consisted of nonqualified stock options (“NSO”) and restricted stock units (“RSU”) grants. The number of shares granted is based on a set monetary value, with the specific number of shares granted based on the Company’s standard NSO valuation methodology in the case of NSOs and on the price of our common stock at the time of the grant in the case of RSUs. The equity grants (in monetary value) for the 2014 program were as follows:

	Value of RSUs ($)	Value of NSOs ($)
Initial equity grants to all newly elected or appointed directors, including Board Chair	$105,000	$45,000
Annual equity grants to all directors, including Board Chair and newly elected or appointed directors	$105,000	$45,000
Additional annual equity grant to Board Chair	$35,000	$15,000

Initial equity grants vest in three equal annual installments beginning on the first anniversary of the appointment date. Annual grants are made on the date of the annual meeting of stockholders and vest in full on the first anniversary of the grant date, or, if sooner, the date of the next annual meeting of stockholders after the grant date, provided that the grantee continues to be a member of the Board or the Chairperson, as applicable, on such date. In the case of a newly appointed director who is not appointed on the date of the annual meeting of stockholders, a pro rata portion of this annual grant will be awarded based on the date of appointment.

The Company reimburses all directors for expenses incurred in attending meetings or performing their duties as directors. The Company does not provide any perquisites to directors.

The following table sets forth information concerning the value of compensation paid or awarded to each non-employee director for the year ended December 31, 2014 pursuant to the 2014 director compensation program described above:

Name	Fees earned or paid in cash	Stock awards (1)	Option awards (1)	Total
John E. Cunningham, IV	$49,000	$140,000	$52,935	$241,935
David H.S. Chung	$29,000	$105,000	$39,702	$173,702
Lance G. Dunn	$20,000	$105,000	$39,702	$164,702
Jules Haimovitz (2)	$13,500	—	—	$13,500
Steven W. Hooper	$34,451	$105,000	$39,702	$179,153
Elizabeth J. Huebner	$36,000	$105,000	$39,702	$180,702
Andrew M. Snyder	$29,000	$105,000	$39,702	$173,702
Christopher W. Walters (3)	$39,530	$212,870	$87,338	$339,738

(1)	The dollar amount for stock and option awards is the grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the director. Assumptions used in the valuation of stock and option awards granted in 2014 are discussed in “Note 10: Stock-based Compensation” of the Notes to Consolidated Financial Statements (Item 8 of Part II) in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	Mr. Haimovitz served on the Board until the date of the 2014 Annual Meeting, when his term ended.
(3)	The amount paid to Mr. Walters includes a committee retainer in the amount of $25,000 for his membership in the ad-hoc Strategic Oversight Committee, which over saw a strategy project in 2014 and which dissolved at the conclusion of that project in December 2014.

All equity grants were awarded under the 1996 Plan. Stock awards consist of RSUs, with each RSU representing the right to receive one share of our common stock upon vesting. Option awards consist of options to purchase shares of our common stock. The Company does not coordinate the timing of share grants with the release of material non-public information, as grants are made as of the annual meeting date or election date.

The following table sets forth information concerning the aggregate number of equity awards outstanding for each of the non-employee directors as of December 31, 2014. Unless indicated otherwise, these grants are expected to vest in full on May 21, 2015.

	Aggregate number of Unvested RSUs	Aggregate number of options
Name		Unvested	Vested
John E. Cunningham, IV	7,178	10,768	82,600
David H.S. Chung (1)	12,884	26,076	9,000
Lance G. Dunn (2)	9,134	8,076	29,100
Steven W. Hooper	5,384	8,076	49,200
Elizabeth J. Huebner	5,384	8,076	54,400
Andrew M. Snyder	5,384	8,076	49,200
Christopher W. Walters (3)	10,981	16,471	230

(1)	7,500 of the RSUs and 18,000 of the unvested options are expected to vest in two equal annual installments, beginning on May 22, 2015. The remaining RSUs and unvested options are expected to vest on May 21, 2015.
(2)	5,384 of the RSUs and all of the unvested options are expected to vest on May 21, 2015. The remainder are expected to vest on August 2, 2015.
(3)	5,597 RSUs and 8,395 of the unvested options are expected to vest in three equal annual installments, beginning on May 13, 2015. The remaining RSUs and unvested options are expected to vest on May 21, 2015.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines that are applicable to all non-employee directors, effective as of January 1, 2014. Under the terms of these guidelines, all non-employee directors are expected to acquire and hold shares of the Company’s common stock equal in market value to at least six times the value of the annual retainer paid to non-employee directors. As described above, the amount of this retainer is $20,000 for 2015, so non-employee directors will be expected to hold shares with a market value of at least $120,000. Non-employee directors who sat on the Board at the effective date of the guidelines are expected to hold this value of shares by January 1, 2019, and new non-employee directors will be expected to hold this value of shares within five years of joining the Board. The Compensation Committee will be responsible for administering and applying these guidelines.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of Blucora shall not be deemed to be “soliciting material”” or to be “filed” with the SEC, and the information in this report shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Blucora specifically incorporates it by reference into such filing.

Audit Committee Members

During 2014, Elizabeth Huebner served as Chair of the Audit Committee, and John Cunningham, Jules Haimovitz, and Steven Hooper served as members. Ms. Huebner and Mr. Cunningham served on the Audit Committee for all of 2014 and Mr. Haimovitz served on Audit Committee until the annual meeting of stockholders on May 21, 2014, when his term as a director expired and he was replaced on the Audit Committee by Mr. Hooper. Each member who served on the Audit Committee in 2014 is an independent director as defined in the NASDAQ rules and meets the independence criteria in the applicable SEC rules. Each member who served on the Audit Committee in 2014 meets the NASDAQ’s financial knowledge requirements set forth in the NASDAQ rules. Our Board of Directors has determined that Ms. Huebner is an “audit committee financial expert” under SEC rules and meets the financial sophistication and professional experience requirements set forth in the NASDAQ rules.

Audit Committee Responsibilities

Management is responsible for Blucora’s internal control over financial reporting, preparation of financial statements, and the financial reporting process. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of Blucora’s consolidated financial statements and internal control over financial reporting in accordance with standards set by the Public Company Accounting Oversight Board (“PCAOB”), and to issue reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee members rely, without independent verification, on the information provided to them, and on the representations made to them, by management and the independent registered public accounting firm.

In this context, during 2014, the Audit Committee:

•	Discussed the overall scope and plans for audits with Ernst & Young;

•

Met and held discussions with Ernst & Young, both with and without management present, to discuss the results of the audits, management’s evaluation of Blucora’s internal control over financial reporting, and Ernst & Young’s opinion thereof, and the overall quality of Blucora’s financial reporting;

•	Reviewed and discussed the quarterly and annual financial results prior to the publication of those results and the filing of those results on Form 8-K;

•

Discussed the matters required to be discussed with Ernst & Young by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the PCAOB in Rule 3200T and SEC S-X Rule 2-07, including discussion of the quality, not just acceptability, of the application of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements;

•	Reviewed and discussed the unaudited and audited financial statements with management and Ernst & Young, including Ernst & Young’s opinion on the audited financial statements; and

•

Received the written disclosures and letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young its independence.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC.

Members of the Audit Committee:

Elizabeth Huebner, Chair

John Cunningham

Steven Hooper

FEES PAID TO INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2014 AND 2013

The aggregate fees billed by the Company’s current independent registered public accounting firm, Ernst & Young LLP to the Company and its subsidiaries during 2014 and 2013 were as follows:

	2014	2013
Audit fees	$1,347,329	$848,631
Audit-related fees	—	20,000
Tax fees	20,297	13,558
All other fees	30,940	1,995

Total fees	$1,398,566	$884,184

Audit fees reflect fees billed for the annual audits of the Company’s consolidated financial statements and internal control over financial reporting of the year indicated. In addition, 2013 audit fees included fees for comfort letter procedures conducted in connection with the Company’s convertible debt offering. Audit-related fees in 2013 reflected fees billed for work performed in conjunction with the convertible debt offering, mergers and acquisitions, and transaction-related forms filed with the SEC under the Securities Act. Tax fees were for services in connection with analyzing, estimating, and verifying our federal net operating loss carryforwards. All other fees consist of fees for an enterprise risk management project in 2014 and our annual subscription to Ernst & Young LLP’s Global Accounting & Auditing Information Tool, which the Company’s staff used when performing technical accounting research in both 2013 and 2014.

The Audit Committee pre-approves all audit and non-audit services to be performed by Blucora’s independent registered public accounting firm. As part of its pre-approval procedures, the Audit Committee considers whether the provision of any proposed non-audit services is consistent with the SEC’s rules on auditor independence. The Audit Committee has considered whether the provision by Ernst & Young of the non-audit services described above is compatible with Ernst & Young’s independence. After consideration, the Audit Committee has determined that Ernst & Young’s independence as an auditor has not been compromised by its provision of these services. All audit and non-audit services provided by Ernst & Young in 2013 and 2014 were pre-approved by the Audit Committee in accordance with the foregoing policy.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures.    Under our Related Party Transaction Policy, proposed related person transactions (which generally include any transactions by the Company or any subsidiary with an employee or director of the Company, a relative of an employee or director, or any entity with which an employee or director has a material interest) must be disclosed to our CFO. If the CFO determines that the transaction is material, or otherwise of such a nature that it should be reviewed and approved by the Audit Committee under the guidance provided in our Related Party Transaction Policy, the Audit Committee must review and approve such related person transactions in advance. In determining whether to approve a related person transaction, the Audit Committee considers whether the terms of the related person transaction are fair to the Company at the time of authorization; the business reasons for the Company to enter into the related person transaction; whether other comparable transactions with non-related parties were considered, and if so, the terms of such transactions and the reason for the selection of the related person transaction; the value of the transaction to the Company and to the related person; whether the related person transaction would impair the independence of a previously independent director; and any other factors that are relevant to a determination of whether the terms of the transaction, and the process that led to it, are fair to the Company.

Related Person Transactions in 2014 and 2015

Employee of the Company.    Mr. Cunningham’s brother, James S. Cunningham, is a non-executive, at-will employee of the Company who manages business development for the Company’s InfoSpace LLC subsidiary. In fiscal 2014, he earned $300,965 in total compensation, which primarily consisted of a base salary of $180,302, a bonus of $62,267 (which was based on both his individual performance and that of the group that he manages), RSUs with a grant date fair value of $13,483, Stock Options with a grant date fair value of $31,779 and $7,800 contributed by the Company to his account in the Blucora, Inc. 401(k) Retirement Plan.

COMPENSATION COMMITTEE REPORT

In 2014, David Chung, Jules Haimovitz, Steven Hooper, and Christopher Walters served on the Compensation Committee. Mr. Chung and Mr. Hooper served on the Compensation Committee for all of 2014 and Mr. Haimovitz served on Compensation Committee until the annual meeting of stockholders on May 21, 2014, when his term as a director expired and he was replaced on the Compensation Committee by Mr. Walters. Following the annual revision of committee makeup that was effective at the beginning of the second quarter of 2015, the current members of the Compensation Committee are Steven Hooper (Chair), Elizabeth Huebner, Christopher Walters, and Mary Zappone. Management has prepared the Compensation Discussion and Analysis section of this Proxy Statement and the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

Steven Hooper, Chair

Elizabeth Huebner

Christopher Walters

Mary Zappone

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2014, Jules Haimovitz, David Chung, Steven Hooper, and Christopher Walters served on the Compensation Committee. None of the members of the Compensation Committee is or has been an officer or an employee of the Company. During 2014, none of the Company’s executive officers served on the board of directors or compensation committee (or a committee performing similar functions) of any other company that had one or more executive officers serving on the Blucora Board of Directors or Compensation Committee.

INFORMATION REGARDING EXECUTIVE OFFICERS

The following table sets forth certain information as of April 28, 2015 with respect to our executive officers:

Name	Age	Position
William J. Ruckelshaus	50	President, Chief Executive Officer, and Director
George M. Allen	40	Executive Vice President, Corporate Development
Brett J. Clark-Bolt	44	Executive Vice President, Human Resources
Eric M. Emans	41	Chief Financial Officer and Treasurer
Mark A. Finkelstein	56	Chief Legal and Administrative Officer
Nathan W. Garnett	38	General Counsel and Secretary
JoAnn Z. Kintzel	49	President, TaxACT, Inc.
Bernard W. Luthi	51	President, Monoprice, Inc.
Peter M. Mansour	44	President, InfoSpace LLC

William Ruckelshaus is President and Chief Executive Officer of the Company and a member of the Board of Directors. His experience and qualifications are discussed above under “Director Nominees.”

George Allen was appointed Executive Vice President, Corporate Development in May 2012 after working with the Company as a consultant since October 2011. He is responsible for overseeing the Company’s corporate and business development efforts, including mergers and acquisitions. From May 2010 to May 2012, Mr. Allen was the founder and managing partner of Geronimo Capital LLC, an investment research firm focused on the telecom, media, and technology mid-cap investment sector. Prior to founding Geronimo Capital, Mr. Allen served as principal for nine years at Warburg Pincus, a global private equity firm where he oversaw private equity investments in telecom, media, and technology companies. He began his corporate development career as an associate analyst at Goldman Sachs Asia with assignments in both Hong Kong and New York. Mr. Allen is a graduate of Yale University.

Brett Clark-Bolt joined Blucora as Executive Vice President, Human Resources in March 2015. Prior to joining Blucora, Mr. Clark-Bolt served as Senior Vice President for Senn Delaney, a Heidrick & Struggles’ company. During his tenure, he led product strategy and advised clients on transforming organizational culture to drive high performance. Before joining Senn Delaney, Mr. Clark-Bolt was the CEO of MOC1 Solutions, LLC, a software company focused on improving auto dealership service operations for some of the largest dealer groups throughout the United States. Prior to MOC1 Solutions, he served as an Engagement Manager at McKinsey & Co. Mr. Clark-Bolt also served as an officer in the U.S. Army and Air Force. Mr. Clark-Bolt is a graduate of the University of California, Santa Barbara and Harvard Business School.

Eric Emans has served as the Company’s Chief Financial Officer and Treasurer since August 2011. Before being named to these roles, Mr. Emans had served as the Company’s Chief Accounting Officer, beginning in January 2008. Mr. Emans joined the Company as Corporate Controller in September 2006, but had previously held various positions at the Company from September 2003 to December 2005, including Manager, Revenue Assurance and Senior Manager, Finance. From December 2005 to September 2006, he served as Director, Mobile Operations, at Corbis Corporation, a provider of visual content and rights services. He began his career as an auditor at Deloitte & Touche LLP. Mr. Emans is a graduate of Western Washington University and the University of Washington.

Mark Finkelstein was appointed Blucora’s Chief Legal and Administrative Officer in September 2014. He oversees the company’s legal, compliance, and human resources departments, and serves as an advisor to senior management and the Board of Directors on legal and corporate strategy matters. From December 2011 through July 2014, he served as Executive Vice President – Corporate Development and General Counsel of Emeritus Corporation and, from May 2012 through July 2014, he served as the Corporate Secretary of Emeritus. Prior to joining Emeritus, Mr. Finkelstein served as a strategy advisor for private investment management firms in the

United States and Europe and as the chief executive officer and a member of the board of directors of Novellus Capital Management, a specialized asset management firm. From 1986 to 2006, Mr. Finkelstein practiced law with Graham & Dunn P.C., where he specialized in mergers and acquisitions, complex financing strategies, and other corporate transactions. Mr. Finkelstein is also currently a member of the Board of Directors of Columbia Banking System, Inc. Mr. Finkelstein is a graduate of The University of Michigan and The University of Michigan Law School.

Nathan Garnett was named General Counsel and Secretary of Blucora in July 2014. He leads the Company’s legal and compliance departments and advises the Company’s Board of Directors, management, and business units on legal matters. Prior to his current role, Mr. Garnett served as the Company’s Vice President, Deputy General Counsel, and focused on securities reporting, corporate governance, commercial and regulatory matters, and mergers and acquisitions. Mr. Garnett joined Blucora’s legal department in September 2009 from the law firm of Perkins Coie LLP, where he specialized in technology transactions. He has also served as Associate General Counsel and Assistant Secretary at drugstore.com, inc., a publicly traded e-commerce company that is now part of Walgreen Co. Mr. Garnett is a graduate of the University of Washington and the University of Washington School of Law.

JoAnn Kintzel is president of the Company’s TaxACT, Inc. subsidiary. Ms. Kintzel has served as president of TaxACT since June 2010, and upon the acquisition of TaxACT by the Company in January 2012, she became TaxACT’s principal operating executive. Prior to her appointment as President, Ms. Kintzel served as TaxACT’s Chief Financial Officer and Chief Operating Officer, beginning in 2006. Prior to TaxACT, Ms. Kintzel worked at AEGON USA Investment Management, a global life insurance and investment provider, as Vice President, Assistant Controller, and Senior Accounting Manager. Ms. Kintzel is a graduate of Mount Mercy College.

Bernard Luthi was appointed President of the Company’s Monoprice, Inc. subsidiary in July 2014. Prior to joining Monoprice, Mr. Luthi served as Chief Operating Officer of Rakuten.com (formerly Buy.com), which he joined in January 2012. At Buy.com, Mr. Luthi led operations, including logistics, customer service, legal, human resources, marketing, and public relations. Before his role at Buy.com, Mr. Luthi served as Senior Vice President of Marketing, Web Management, and Customer Service at Newegg, Inc. During his 20-year career in consumer electronics and e-commerce, Mr. Luthi has held positions at several leading online retailing and technology companies, including PC Mall and Ingram Micro. Mr. Luthi is a graduate of California State University, Los Angeles.

Peter Mansour was named President of the Company’s InfoSpace LLC subsidiary in August 2014. In this role, he oversees the operations of the InfoSpace internet search business and the HowStuffWorks digital content business, bringing more than 19 years of experience in mobile, local, and online marketing technology to the Company. Mr. Mansour joined InfoSpace from eBay, Inc., where he served as Vice President and General Manager of eBay’s Seattle office. Prior to eBay, Mr. Mansour worked at Microsoft in a variety of positions, most recently as General Manager, User Centric Advertising and Local Retail Integration. Mr. Mansour is a graduate of University of California, San Diego.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (referred to as the “Committee” in this section) is composed entirely of independent directors and administers the executive officer compensation program of the Company. This Compensation Discussion and Analysis (“CD&A”) explains how the Committee designed and implemented the Company’s 2014 compensation programs with respect to the Named Executive Officers (“NEOs”). The sections of this CD&A and the topics covered are as follows:

•	Section I of this CD&A discusses the Company’s 2014 objectives, specific information regarding the NEOs, and the Company’s compensation philosophy and goals;

•	Section II discusses the elements of 2014 executive compensation, including base salary, the cash incentive program, and the long-term equity incentive program;

•	Section III discusses the Committee’s 2014 decisions regarding each of the elements discussed in Section II;

•	Section IV discusses the Company’s 2014 financial performance, the Company’s financial targets for 2014, and how the Company’s financial performance in 2014 affected NEO compensation; and

•	Section V discusses the Committee’s process for determining 2014 executive compensation and some of the Company’s key compensation policies.

Section I. Introduction

Named Executive Officers

This CD&A describes the compensation program generally applicable to all executive officers, but specifically discusses the compensation paid to the Company’s 2014 NEOs listed below:

Current Officers.    The Company’s current executive officers who are considered 2014 NEOs under applicable SEC regulations are as follows:

•	William Ruckelshaus, Chief Executive Officer and President;

•	Eric Emans, Chief Financial Officer and Treasurer;

•	Mark Finkelstein, Chief Legal and Administrative Officer;

•	Bernard Luthi, President of Monoprice, Inc.; and

•	Peter Mansour, President of InfoSpace LLC.

Former Officers.    In addition to the NEOs listed above, the following former executive officers are considered 2014 NEOs under applicable SEC regulations:

•	Michael Glover, former President of InfoSpace LLC;

•	Ajay Kumar, former President of Monoprice, Inc.

2014 Company Objectives

The Company entered 2014 with the objectives of (1) continuing to operate, optimize, and grow the existing InfoSpace (Search and Content) and TaxACT (Tax Preparation) businesses, (2) integrating and growing the newly-acquired Monoprice (E-Commerce) business, and (3) continuing to search for acquisition opportunities, both in the existing segments and in potential new segments. One of the methods that the Company and the Board of Directors use to accomplish the Company’s objectives is aligning the executive compensation program, which is heavily weighted towards performance-based compensation, with the Company’s objectives. The Company and the Board of Directors also use the executive compensation program to attract and retain talented executives that can execute to these objectives. The sections below in this CD&A describe the means through which this alignment of compensation elements to Company objectives was achieved and the degree to which Company performance actually affected executive compensation.

Compensation Philosophy and Goals

The Company’s executive compensation program is designed to increase stockholder value by attracting and retaining executives who can execute on the Company’s goals and by aligning the interests of those executives with the goals and interests of the Company and its stockholders. The 2014 compensation program applied this philosophy to the Company’s 2014 operational objectives discussed above through the following specific goals of the 2014 executive compensation program:

•

Align the compensation of executive management to the key operational goals of the Company by making a significant portion of the compensation dependent upon achievement of specific individual and Company goals, particularly with respect to compensation from the annual performance-based cash bonus plan,

•

Provide compensation that is both fair to the Company and the executive and that attracts and retains talented and qualified executives through the use of competitive but reasonable salaries and equity grants, and

•

Ensure stockholder-management alignment through the use of equity grants that are heavily weighted towards stock options that only provide value to the executive in the event that the price of the Company’s common stock increases.

Consideration of the 2014 Say-on-Pay Vote

The Company holds advisory votes on the compensation of the Company’s Named Executive Officers (“Say-on-Pay”) at every annual meeting of stockholders. Of the stockholders who cast a vote for or against the approval of the Company’s compensation of NEOs, 97.0% voted for approval in 2014 and 97.5% voted for approval in 2013. Although the Committee did not make any specific changes as a result of the Say-on-Pay vote held in May 2014, the Committee does monitor and consider the results of Say-on-Pay votes and will continue to consider results from future advisory votes as appropriate when making compensation decisions.

Section II. Elements of Compensation for 2014

The 2014 executive compensation program consisted of the following elements:

Annual Base Salary.    Each executive receives an annual base salary that is intended to provide a minimum fixed level of cash compensation that provides security and preserves an employee’s commitment during downturns in the relevant industries and/or equity markets. The Committee considers a competitive base salary to be an important factor in retaining and attracting key employees in a competitive marketplace, but it also balances the base salary with performance-based compensation elements to ensure that executive incentives are aligned with company objectives. The base salary is established by the Committee pursuant to employment agreements with the executives, and annual changes are based on a combination of an evaluation of historical, current, and anticipated future performance, the individual executive’s experience, comparative market data, and internal pay equity.

Annual Cash Incentive Bonus.    Executives are generally provided the opportunity to earn a variable performance-based cash incentive bonus. This bonus provides incentive for the achievement of the Company’s financial and operational goals as well as specific individual goals, assists in retaining, attracting, and motivating employees in the near term, and provides a balance to the volatility of equity prices. Target bonuses, as a percentage of salary, are generally established pursuant to employment agreements. The performance measures for the bonus plan are tied to important Company metrics, such as Revenue and Adjusted EBITDA for the CEO and CFO and, for the other NEOs, operational and financial metrics for the business they lead, as well as individual performance goals, each analyzed independently of each other.

Annual Long-Term Equity Grants.    The 2014 long-term equity incentive program consisted of the two types of equity awards described below. These awards provide incentive for executives to focus on long-term fundamentals and thereby create long-term stockholder value. While they are primarily intended to maintain stockholder-management alignment, these awards also serve to reward promoted employees, attract and retain highly qualified executives, and maintain the Company’s competitive position compared to the compensation programs of other technology companies. The 2014 long-term equity incentive program consisted of the following types of grants:

Restricted Stock Units.    Restricted Stock Units (“RSUs”) provide upside incentive when the value of the Company’s stock appreciates, but also provide some down market protection. Because RSUs vest into shares of Company stock, they serve to create stockholder-management alignment. They also have high retention value because they vest over a period of time, typically three years, and unvested RSUs are generally forfeited when an executive’s employment ends.

Stock Options.    Stock options provide incentive for the achievement of stock price growth. They provide a high level of alignment with stockholders because there is no substantial value unless stock price significantly improves. They also typically vest over three years, and unvested options are generally forfeited when an executive’s employment ends.

Section III. Compensation Decisions Made in 2014

In determining the compensation for the NEOs, the Committee generally focuses on total target compensation, which consists of base salary, target annual cash incentive bonus, and long-term equity incentive awards. In line with the Company’s compensation philosophy, the Committee determines the amounts of each element with the goal of balancing the need to attract and retain quality executives with the desire to align the financial interests of those executives with the interests of the Company and its stockholders.

Annual Base Salary

The base salaries of NEOs are reviewed on an annual basis, as well as at the time of a promotion or other significant change in responsibilities. The following table sets forth the annual base salaries approved for the NEOs for 2014 and 2013:

Name	2014	2013	% Change
William Ruckelshaus	$475,000	$450,000	5.6%
Eric Emans	$325,000	$300,000	8.3%
Mark Finkelstein (1)	$325,000	—	N/A
Michael Glover (2)	$297,000	$285,000	4.2%
Ajay Kumar (2)	$357,690	$357,690	0%
Bernard Luthi (1)	$320,000	—	N/A
Peter Mansour (1)	$350,000	—	N/A

(1)	Messrs. Finkelstein, Luthi, and Mansour were hired during 2014.
(2)	As noted earlier in this CD&A, Mr. Glover and Mr. Kumar were replaced by Mr. Mansour and Mr. Luthi during 2014.

The salary adjustments made by the Committee for 2014 were intended to ensure that executives continue to be appropriately compensated, taking into account position responsibilities, individual performance, experience, comparable salaries at peer companies (see discussion of the peer group below in Section V), and internal pay equity. Messrs. Ruckelshaus, Emans, and Glover received modest increases for 2014 that reflect both the Committee’s determinations regarding how their salaries compared to the market for similar positions at peer companies and the Committee’s consideration of the other elements listed above. Mr. Kumar joined the Company in late 2013 with the Monoprice acquisition and thus did not receive an annual increase, as his salary had been recently set in the negotiation of his employment agreement. The base salaries for Messrs. Finkelstein, Luthi, and Mansour were all set in their employment agreements, which were all signed in 2014. These base salaries were negotiated elements of these employment agreements that were mutually agreed to by the Company, the Committee, and the executive.

Annual Cash Incentive Bonus Plan

The 2014 annual cash incentive bonus plan is based on the financial metrics that the Committee considers to be best representative of the performance of each individual executive. The metrics used for Mr. Ruckelshaus and Mr. Emans were the Company’s 2014 financial targets for consolidated Blucora Revenue and consolidated Blucora Adjusted EBITDA. Mr. Glover and Mr. Kumar’s bonus plans were based on Segment Revenue and Segment Income for businesses that they lead, as well as consolidated Blucora Adjusted EBITDA. The plan also includes a discretionary subjective element based on individual objectives and the CEO’s (or, with respect to the CEO, the Compensation Committee’s) subjective evaluation of that individual’s performance. Messrs. Finkelstein, Luthi, and Mansour, who were hired during 2014, did not participate in the 2014 annual cash incentive bonus program.

The target bonus for each NEO is calculated based on a percentage of base salary, which is generally set in an executive’s employment agreement. The actual amount of the bonus paid varies depending on the percentage of achievement of each element of the bonus plan for the year. Each element is calculated separately, based upon the performance for the applicable metric, the weighting of that element, and the target bonus amount. For each participating NEO, the target bonus percentage, the performance elements used, and the weighting of each element are set forth in the table below:

Name	Target bonus percentage (% of base salary)	Bonus performance elements (% of total bonus calculation)
		BCOR Revenue	BCOR Adj. EBITDA	Segment Revenue	Segment Income	Discretionary
William Ruckelshaus	100%	20%	60%	—	—	20%
Eric Emans	60%	20%	60%	—	—	20%
Michael Glover	60%	—	15%	20%	30%	35%
Ajay Kumar	50%	—	10%	30%	40%	20%

The operational and financial metrics selected by the Committee for the 2014 cash bonus program reflect the responsibilities of each executive. For Mr. Ruckelshaus and Mr. Emans, the bonus plan is based on metrics tied to overall Company performance, and for Mr. Glover and Mr. Kumar, the bonus plan was primarily based on financial metrics tied to the businesses that they led. The Committee uses Revenue as a metric because it is a critical measure of the Company’s operations and growth. The Committee uses Adjusted EBITDA because it believes it is an important measure of the Company’s operating performance. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding non-cash stock-based compensation expense and non-recurring and non-operating items. Specifically, Adjusted EBITDA focuses on the Company’s essential operating results by removing the impact of the Company’s capital structure (interest income from investments and interest expense from debt), asset base (depreciation and amortization), tax consequences, specified non-operating items, and specified non-cash items. A reconciliation of Adjusted EBITDA to the relevant GAAP financial figures can be found on page 43 of the 2014 Annual Report on Form 10-K. For Mr. Glover and Mr. Kumar, the Committee used Segment Revenue and Segment Income as the best measurements of the growth and profitability of the businesses that they are responsible for. The Committee also provided Mr. Glover with a one-time bonus opportunity with a potential payout of $165,000 upon the renewal of a multi-year agreement with a critical partner of the InfoSpace business.

As noted above, each NEO who participated in the 2014 cash incentive bonus plan had a subjective discretionary element based on an assessment of individual performance. For all executives other than Mr. Ruckelshaus, that assessment is made by the Committee but is based in part on the judgment of Mr. Ruckelshaus regarding each executive’s performance. For Mr. Ruckelshaus, the Committee makes the assessment of performance based on the Committee’s judgment and on a performance evaluation conducted by the Board of Directors.

The specific Company financial targets for 2014 upon which the 2014 cash incentive bonus was calculated are set forth below under Section IV of this CD&A. The bonus percentages paid to NEOs for performance against the 2014 Company operational and financial targets are calculated using the scales discussed below.

The 2014 cash incentive bonus plan featured targets for each of the applicable financial metrics and a scale of payments that varies depending on the percentage achievement of that target. These scales vary by business unit to account for variations in the businesses, including the volatility of the business unit financial performance, but each features (1) a financial performance threshold, below which no payout for that metric will be made, (2) an escalating payout above the threshold (up to, and then above the target), and (3) a maximum payout at a particular percentage of achievement. The precise bonus scales for all of the business units can be seen in the 2014 Executive Bonus Plan, a copy of which was attached as Exhibit 10.1 to the Current Report on Form 8-K filed on February 12, 2014. A summary of the ranges of these scales is set forth below:

2014 Bonus Performance and Payout Scales

Business Unit	Range of Financial Performance in Bonus Payout Scale (% of financial target)	Range of Bonus Payout (% of target bonus)
Consolidated Blucora	Threshold of 80% to Maximum of 140%	50% at Threshold to Cap of 165%
E-Commerce Segment	Threshold of 84% to Maximum of 130%	50% at Threshold to Cap of165%
Search Segment	Threshold of 74% to Maximum of 150%	50% at Threshold to Cap of165%

Annual Long-Term Equity Grants

For 2014, the Committee used a long-term equity compensation program consisting of RSUs and stock options. The factors considered by the Committee in determining the size of the grants made to the NEOs include past equity practices, the amount of equity held by each executive at the time, comparative market data, and the Committee’s subjective evaluation of value provided by the executive. In general, the Committee attempts to grant more equity in the form of stock options than RSUs because the Committee believes that this weighting of stock options to RSUs better aligns executive interests with stockholders because stock options only have value if the price of the Company’s common stock increases above its price on the date of issuance and thus encourage the executives to increase stockholder value. The volatility and the related potential for incentivizing excessive risk-taking inherent in stock options is partially offset by the relative stability of the RSUs grants, which vest into shares of common stock and thus increase or decrease in value in direct proportion to any increase or decrease in the price of the common stock. The equity grants to Messrs. Ruckelshaus, Emans, Finkelstein, Glover, and Luthi reflect this philosophy, as the value of the stock option grants are significantly higher than the value of the RSU grants. The weighting of the equity grants to Mr. Mansour were the result of negotiations with Mr. Mansour during the process of recruiting him to lead the InfoSpace business unit, and partially reflect amounts necessary to make him whole for equity grants surrendered upon leaving his previous employer. However, it is anticipated that future annual grants to Mr. Mansour will follow the Company’s standard weighting practices. Messrs. Finkelstein, Luthi, and Mansour received larger than average grants in 2014 because these were initial hire grants, and the Committee generally makes larger grants to new executives to quickly align these executives with shareholders by providing substantial equity awards. Because of the size and timing of these awards, Mr. Finkelstein and Mr. Mansour did not receive annual grants in 2015.

The 2014 NEO equity grants are set forth in the following table (figures reflect grant date fair value):

	Stock Awards (RSUs)	Options	Total Equity Awards
William Ruckelshaus	$584,972	$1,342,732	$1,927,704
Eric Emans	$266,988	$612,830	$879,818
Mark Finkelstein	$299,999	$705,349	$1,005,348
Michael Glover (1)	$179,993	$413,146	$593,139
Ajay Kumar (2)	—	—	—
Bernard Luthi	$239,992	$567,184	$807,176
Peter Mansour	$1,499,991	$662,145	$2,162,136

(1)	Because Mr. Glover’s employment terminated before any part of these awards vested, all of these awards were forfeited.
(2)	Mr. Kumar received large initial grants at the time of the Monoprice acquisition in late 2013, and thus he did not receive annual grants in 2014.

See “Grants of Plan-Based Awards in 2014” under “Compensation of Named Executive Officers” below for further specific information on equity grants to NEOs in 2014.

Section IV. 2014 Performance and Targets

As discussed above, a key element of the Company’s 2014 compensation program was the cash bonus that varies based on the Company and the individual executive meeting certain performance objectives and targets in 2014. The purpose of this element is to tie the compensation of the Company’s executive officers to Company performance. Another important element of the Company’s performance-based compensation is the equity grants, which are heavily weighted towards stock options that only provide value to the executive if the value of the Company’s common stock increases. The Company’s 2014 performance is discussed below, as are the payouts for the 2014 cash incentive bonus plan and the value of the realizable pay at the end of 2014 for each of the elements of the 2014 compensation plan.

2014 Financial Targets and Bonus Payouts

The Company’s financial targets approved by the Board of Directors for 2014 were used as the basis for measuring the financial performance elements for the cash incentive bonus and the Committee determined the executive bonus payout using those targets. The 2014 targets for each metric used in calculating the NEO bonus payouts are set forth in the table below along with the Company’s actual performance for each of those metrics.

2014 Performance Targets vs. Actual Results (dollars in thousands)

Performance goal	Target	Actual	Achievement %
BCOR Revenue	$760,890	$575,919	75.7%
BCOR Adjusted EBITDA	$135,969	$103,059	75.8%
E-Commerce Segment Revenue	$182,764	$150,731	82.5%
E-Commerce Segment Income	$21,663	$13,354	61.6%
Search Segment Revenue	$476,177	$321,468	67.5%
Search Segment Income	$84,605	$55,467	65.9%

2014 Target Bonus and Performance Achievement

The following table sets forth, for each of the participating NEOs, the target annual incentive bonus for 2014, the achievement percentage for each element of the 2014 cash incentive bonus plan, and the earned annual bonus for 2014.

	Target Annual Bonus		Performance Target Achievement (%)					2014 Earned Annual Bonus
Name	% of Base Salary	($)	BCOR Revenue	BCOR Adj. EBITDA	Segment Revenue	Segment Income	Discretionary
William Ruckelshaus	100%	$475,000	0%	0%	—	—	50%	$47,500
Eric Emans	60%	$195,000	0%	0%	—	—	100%	$39,000
Michael Glover	60%	$178,200	—	—	0%	0%	21%	$13,365
Ajay Kumar	50%	$178,845	—	—	0%	0%	0%	$0

Mr. Ruckelshaus.    Although Company Revenue and EBITDA goals were achieved at 75.7% and 75.8% of target, respectively, Mr. Ruckelshaus did not receive a payout for the Company performance component of the 2014 annual incentive bonus because achievement for both measures was below the minimum threshold of 80%. However, the Compensation Committee awarded Mr. Ruckelshaus 50% of the full discretionary element of his award based on its subjective evaluation of his overall performance, partially informed by the annual performance evaluation for Mr. Ruckelshaus conducted by the Board.

Mr. Emans.    As with Mr. Ruckelshaus, Mr. Emans did not receive a payout for the Company performance component of the 2014 annual incentive bonus because achievement for both measures was below the minimum threshold of 80%. However, the Compensation Committee awarded Mr. Emans 100% of the full discretionary element of his award based on its subjective evaluation of his overall performance, partially informed by the annual performance evaluation for Mr. Emans conducted by Mr. Ruckelshaus.

Mr. Glover.    Mr. Glover’s employment terminated in September 2014. Based on Search segment performance at the time of the termination of his employment, he did not earn any payout on the financial performance component of the 2014 annual incentive bonus program. However, Mr. Glover did receive a partial pro-rated portion of the discretionary element of his award, based on the subjective assessment of Mr. Ruckelshaus regarding Mr. Glover’s performance in the first half of 2014. In addition, pursuant to his employment agreement, Mr. Glover earned a one-time bonus related to the renewal of a multi-year agreement with a critical partner.

Mr. Kumar.    Mr. Kumar’s employment terminated in June 2014. Based on E-Commerce segment performance at the time of the termination of his employment, he did not earn any payout on the financial performance component of the 2014 annual incentive bonus program.

In addition to the annual incentive bonus payments described above, additional bonus amounts were paid in 2014 to Messrs. Finkelstein, Luthi, and Mansour, who were hired during 2014. In place of participation in the 2014 annual incentive bonus program, the Committee awarded each a pro-rated bonus amount, based on the target bonus amount set forth in their employment agreements and the percentage of the 2014 calendar year that each was employed by the Company. The amounts awarded under this calculation were $49,685 for Mr. Finkelstein, $89,952 for Mr. Luthi, and $50,055 for Mr. Mansour. Mr. Luthi and Mr. Mansour also negotiated signing bonuses in connection with their employment agreements – $20,000 for Mr. Luthi and $100,000 for Mr. Mansour.

Realizable 2014 Pay

The Compensation Committee believes that an NEO’s actual compensation should reflect the Company’s performance. Accordingly, the substantial majority of NEO compensation is composed of variable cash bonus awards and equity awards that derive their value based on Company financial performance and the performance of the price of our common stock. As a result, much of the NEO’s target total compensation opportunity is “at risk”, and there can be no assurance that the target amount of the bonuses will be awarded, that the grant date fair values reported for the equity awards will reflect their actual economic value, or that comparable amounts will ever be realized by the NEOs.

This risk is illustrated in the table below, which compares the 2014 target total compensation for William Ruckelshaus, President and CEO, to the actual realizable pay at the end of 2014. As described above, while the base salary amounts are fixed, the cash bonus amounts depend on Company and individual performance, the value of the RSU grants vary with the price of the Company’s common stock, and the value of the option grants are dependent on the price of the common stock rising above the price on the date of grant. The Target equity amounts listed below are the targets set by the Committee, and approximately reflect the grant date fair values reported in the Summary Compensation Table below. The Realizable Pay equity amounts listed assume 100% acceleration of the 2014 equity grants as of December 31, 2014 and the closing price of the common stock on that date, $13.85. As these awards had not actually vested at that time, the amount actually realized by Mr. Ruckelshaus, if any, upon vesting and exercise may vary from this figure. The amounts for the bonus payouts and the salaries are the actual amounts paid for 2014.

Target Versus Realizable Pay: William Ruckelshaus, CEO and President

	Salary	Bonus	RSUs	Options	Total
Target Total Compensation	$475,000	$475,000	$585,000	$1,365,000	$2,900,000
Realizable Pay at Dec. 31, 2014	$475,000	$47,500	$282,000	$—	$804,500

Section V. Compensation Process and Policies

Compensation Process

The Committee seeks to design a compensation program that applies the Company’s compensation philosophy and creates incentives to meet the Company’s objectives. To achieve this goal, the Committee receives input from a number of sources, including management, employees, and its independent compensation consultant, Compensia. More detail on some of the sources of information considered by the Committee is provided in this section below.

Although the Committee considers these sources of information, it uses its own discretion, based on the experience, knowledge, and diligence of its own members, to determine the compensation elements used in the compensation program and the value of each element for each of the executives. This discretion is, by its nature, subjective. There is no set formula for how the Committee determines exactly how much value it places in any one element, or how any one element will compare to another element. The Board has selected the Committee members for their experience and abilities in determining compensation, and the Committee feels that a subjective determination by its members, after consideration of objective sources, is the most appropriate way for it to exercise its duties to the Board, to the Company, and to stockholders.

Advisors Used in Compensation Determinations

Independent Consultant.    The Committee has engaged Compensia, Inc. as its independent compensation consultant to advise on non-employee director and executive officer compensation matters. The Committee solely approved all engagement fees and other retention terms of Compensia and determined Compensia’s responsibilities. Compensia did not provide any services to the Company during 2014 other than advice on executive and director compensation. The Committee’s engagement of Compensia for 2014 included a market study of relevant compensation elements for the executive officers, which the Committee used to assess market conditions and the competitiveness of the existing program. Compensia also provided advice and information on material compensation trends to provide a general understanding of current compensation practices. The Committee has assessed the independence of Compensia pursuant to applicable SEC and NASDAQ rules and concluded that Compensia’s work for the Committee does not raise any conflict of interest.

Management and Other Employees.    Compensia and the Committee consulted regularly with our CEO, CFO, and General Counsel regarding the design and implementation of the 2014 executive compensation program. Matters consulted on include the Committee’s compensation philosophy and objectives; the review of the experience, current performance, and other subjective factors for each executive officer; the preferred performance metrics and performance targets for the annual bonus program; the recommended adjustments for performance metrics; and other financial and operational issues related to compensation. The Committee has historically consulted with the CEO and CFO because they have significant involvement in and knowledge of the Company’s business goals, strategies, and performance; the overall effectiveness of executive officers; and each person’s individual contribution to the Company’s performance. The Company’s General Counsel was also consulted regarding legal issues related to compensation.

The Committee takes management’s recommendations into consideration, but retains the discretion to modify such recommendations, and reviews such recommendations for their reasonableness based on its compensation philosophy and related considerations. The CEO, CFO, and General Counsel are regularly invited to attend Committee meetings. The Committee generally meets in executive session outside the presence of management to discuss compensation issues and to review the performance of, and determine the compensation of, the CEO, CFO, and General Counsel. The Company’s legal advisors, human resources department, and corporate accounting department also support the Committee in developing and administering the Company’s compensation plans and programs.

2014 Peer Group

The Committee’s independent compensation consultant, Compensia, provided peer group comparison data for the Company’s executive officers with respect to salary, incentive bonus, and equity grants. The Committee used this data for background and context when setting the amounts of the various compensation elements for 2014, but did not tie any compensation decisions directly to this data. The peer group created by Compensia and approved by the Committee for comparison of 2014 compensation consisted of 19 technology companies, primarily in the Internet software and services industry, with financial characteristics similar to Blucora. This group of 19 companies is as follows:

• Bankrate	• Digital River	• Shutterfly

• Blue Nile	• j2 Global*	• United Online*

• comScore	• Liquidity Services	• ValueClick

• Constant Contact	• Monster Worldwide*	• Web.com Group

• Costar Group*	• NIC	• WebMD Health

• DealerTrack Holdings	• Orbitz Worldwide*

• Demand Media	• Pandora Media*

Compensia also provided the 2013 peer group, which included 21 companies. Compensia and the Committee periodically adjust the group to ensure continued appropriateness, but there was significant overlap between the 2013 and 2014 groups and there were no major changes in peer group philosophy. The companies added to the 2014 peer group are marked by an asterisk. The companies removed from the peer group were Ancestry.com, Dice Holdings, eHealth, KAYAK Software, Move, QuinStreet, The Active Network, and Travelzoo.

Compensation Policies

In addition to the compensation elements and decisions discussed above in this CD&A, the Company has a number of compensation policies that are designed to retain and incent executives and to protect Company and stockholder interests. Those policies are discussed below:

Executive Employment Agreements; Severance Payments.    The Company uses employment agreements to retain and attract highly qualified executives in a competitive market and has employment agreements with all of its executive officers. The Company believes that employment agreements ensure continued dedication of executives in case of personal uncertainties or risk of job loss and ensure that compensation and benefits expectations are understood and satisfied. The employment agreements generally include a specific base salary and a target incentive bonus percentage that serves as the basis for the annual cash incentive bonus plan. The employment agreements also include specific terms regarding severance payments and other benefits, if any, due to the executive under various employment termination circumstances.

These employment agreements reflect the philosophy that executives should not be provided with severance benefits if they voluntarily terminate their employment. Further, that severance benefits should be more limited, and should not include acceleration of unvested equity, in termination situations that are not in anticipation of or within a specified period following a change of control or other significant corporate transaction. In general, cash severance is only paid upon: (a) a termination of employment by the Company without cause; (b) a termination of employment by the executive with good reason; (c) death or disability of the executive; or (d) termination of employment in connection with a change of control or other significant corporate transaction.

A fundamental feature of the change of control provisions in the employment agreements is that the benefits generally have a “double-trigger,” which means that two events must occur for payments to be made (a change of control and the actual or constructive termination of employment, in this case within a specified period before or after such trigger event). The change of control provisions also contain a cut-back on severance compensation to ensure no Section 280G tax is triggered. The Committee believes that the foregoing change of control compensation is in the best interest of the Company and its stockholders to ensure the continued dedication of such employees, notwithstanding the possibility, threat or occurrence of a change of control. Further, it is imperative to diminish the inevitable distraction of such employees by virtue of the personal uncertainties and risks created by a pending or threatened change of control, and to provide such employees with compensation and benefits arrangements upon a change of control that are competitive with those of other companies. The only exception to the double-trigger feature described above is the single-trigger equity acceleration provided to Mr. Mansour in the event of the sale of the InfoSpace LLC business unit that he leads, but this exception is limited to that specific circumstance and would not apply in the instance of a change of control of Blucora, Inc. For specific information on termination payments, see “Potential Payments upon Termination of Employment” below.

Timing and Pricing of Share-Based Grants.    The Committee does not grant equity awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates. In accordance with the 1996 Plan, the exercise price of an option is the closing price of the Company’s common stock (as reported by NASDAQ) on the date approved by the Committee to be the date of grant (which date is not earlier than the date the Committee approved such grant).

Prohibition Against Short Selling, Hedging, or Pledging of Company Securities.    The Company’s Insider Trading Policy prohibits any director, officer, or other employee from engaging in short sales of, or otherwise hedging, the Company’s securities. This prohibition includes any transaction, direct or indirect, involving financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities. This prohibition applies to all securities issued by the Company, including equity and debt. The Company’s Insider Trading Policy also prohibits directors, officers, and employees from pledging the Company’s securities as collateral for loans.

Perquisites.    The Company has historically maintained a conservative approach to providing perquisites to executive officers. The limited perquisites offered have been carefully selected to ensure that there is an indirect benefit to the Company and that the value provided to employees is not excessive. In addition, most perquisites offered to executives are generally offered to all employees. Although offered to all employees, the one perquisite that is not offered at the same level to every employee is the $150,000 life insurance plan, for which the Company pays the premium. The life insurance plan provides a benefit of two times the annual salary of each employee, capped at $150,000. All employees with a salary of at least $75,000 enjoy the same benefit offered to the executive officers.

Limits on Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and the next three most highly compensated executive officers (other than the principal financial officer). The Internal Revenue Code generally excludes from the calculation of the $1 million cap compensation that is based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. The Committee considers, among other things, the impact of this exclusion for performance-based compensation when developing and implementing our executive compensation programs. While the Committee seeks to preserve tax deductibility in developing and implementing our compensation program, the Committee also believes that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible for tax purposes. Therefore, amounts paid under any of our executive compensation programs may not qualify as performance-based compensation that is excluded from the Section 162(m) limitation on deductibility.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth information concerning the compensation earned in 2014, and prior years to the extent applicable, by the Named Executive Officers:

Summary Compensation Table

The following table sets forth information concerning 2014 compensation for each of the Named Executive Officers, and prior year compensation to the extent applicable:

Name and principal position	Year	Salary	Bonus (1)	Stock awards (2)	Option awards (2)	Non-equity incentive plan compensation (3)	All other compensation (4)	Total
William J. Ruckelshaus	2014	$475,000	—	$584,972	$1,342,732	$47,500	$11,595	$2,461,799
President and Chief Executive Officer	2013	$450,000	—	$823,140	$1,094,270	$450,450	$10,515	$2,828,375
	2012	$415,192	—	$506,800	$634,379	$613,311	$4,873	$2,174,555
Eric M. Emans	2014	$325,000	—	$266,988	$612,830	$39,000	$10,149	$1,253,967
Chief Financial Officer and Treasurer	2013	$300,000	—	$129,120	$527,238	$191,700	$9,330	$1,157,388
	2012	$261,000	—	—	—	$229,574	$8,418	$498,992
Mark A. Finkelstein (5)	2014	$83,750	$49,685	$299,999	$705,349	—	$2,168	$1,140,951
Chief Legal and Administrative Officer
Michael J. Glover (6)	2014	$222,750	—	179,993	413,146	$178,365	$318,962	$1,313,216
Former President of InfoSpace LLC	2013	$285,000	—	$475,500	$360,123	$171,195	$2,436	$1,294,254
	2012	$242,429	—	$118,150	$110,846	$246,940	$1,236	$719,601
Ajay Kumar (7)	2014	$200,007	—	—	—	—	$2,454,422	$2,654,429
Former President of Monoprice, Inc.	2013	$110,059	—	$4,056,000	—	$146,129	$521	$4,312,709

Bernard W. Luthi (5)	2014	$151,388	$109,951	$239,992	$567,184	—	$3,939	$1,072,454
President of Monoprice, Inc.
Peter M. Mansour (5)	2014	$84,808	$150,055	$1,499,991	$662,145	—	$421	$2,397,420
President of InfoSpace LLC

(1)	Bonus consists of signing bonuses provided to Mr. Luthi and Mr. Mansour and pro-rated amounts provided to Messrs. Finkelstein, Luthi, and Mansour in lieu of their participation in the 2014 Executive Bonus Plan.
(2)	Stock awards consist of RSUs granted under the 1996 Plan. Each RSU represents the right to receive one share of our common stock upon vesting. Option awards consist of options granted under the 1996 Plan to purchase shares of our common stock. The dollar amount for stock and option awards is the aggregate grant date fair value computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the Named Executive Officer. Assumptions used in the valuation of stock and option awards granted in 2014 are discussed in “Note 10: Stock-based Compensation” of the Notes to Consolidated Financial Statements (Part II Item 8) in our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	Non-equity incentive compensation consists of amounts earned under the Executive Bonus Plan for the applicable year and paid out upon final determination of the amounts by the Compensation Committee, with the exception of a $165,000 lump sum payment that was made in 2014 to Mr. Glover pursuant to a one-time bonus opportunity related to the renewal of a multi-year agreement with a critical partner of the InfoSpace business.
(4)	All other compensation in 2014 consists of perquisites that are primarily non-discriminatory fringe benefits generally available to employees, such as the 401(k) employer’s match, mobile communications reimbursement, and life insurance premiums, with the exceptions of a $316,000 lump sum severance payment that was made in 2014 to Mr. Glover and $2,454,422 in payments that were made in 2014 to Mr. Kumar (consisting of a $2,068,822 lump sum payment related to a Restricted Cash Agreement, which represented the deferred amount that Mr. Kumar otherwise would have been entitled to receive at the time of the 2013 sale of Monoprice to Blucora, a $371,370 lump sum severance payment, and $14,230 in 401(k) match). The amount for Mr. Ruckelshaus consists of $7,800 in 401(k) match, $1,800 in mobile communications reimbursement, $360 in health club subsidy, $435 in life insurance premiums, and $1,200 in parking benefit. The amount for Mr. Emans consists of $7,800 in 401(k) match, $1,800 in mobile communications reimbursement, $360 in health club subsidy, and $189 in life insurance premiums.

(5)	Messrs. Finkelstein, Luthi, and Mansour became executive officers of the Company upon their hire dates of September 30, 2014, July 14, 2014, and October 6, 2014, respectively.
(6)	Mr. Glover was an executive officer of the Company until his resignation on September 30, 2014.
(7)	Mr. Kumar was an executive officer of the Company upon the closing of the Company’s acquisition of the Monoprice business on August 22, 2013 until his resignation on June 24, 2014.

Employment Agreements.    The Company has entered into an employment agreement with each of its NEOs (see “Compensation Discussion and Analysis” above for further details) that establishes their initial base salary and target incentive bonus. The Compensation Committee reviews these amounts on an annual basis, and adjusts them as appropriate. Mr. Ruckelshaus’s salary, as set forth in his December 2012 agreement, was adjusted by the Compensation Committee to $475,000 for 2014, with a target incentive bonus at 100% of his base salary. Mr. Emans’ base salary, as set forth in his January 2012 employment agreement, was adjusted by the Compensation Committee to $325,000 for 2014, with a target incentive bonus of 60% of his base salary. Mr. Finkelstein’s September 2014 agreement set his base salary at $325,000, with a 60% target incentive bonus. Mr. Glover entered into an employment agreement in March 2013, and the Committee adjusted his 2014 base salary to $297,000, with a target incentive bonus of 60%. Mr. Kumar’s employment agreement, effective upon the August 22, 2013 acquisition of Monoprice, set his base salary at $357,690 and his target incentive bonus at 50% of his base salary. Mr. Luthi’s July 2014 agreement set his base salary at $320,000, with a 60% target incentive bonus. Mr. Mansour’s October 2014 agreement set his base salary at $350,000, with a 60% target incentive bonus.

Grants of Plan-Based Awards in 2014

The following table sets forth certain information regarding non-equity and equity plan-based awards granted by the Company to the NEOs in 2014:

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards			All other stock awards: number of shares of stock or units	All other option awards: number of securities underlying options	Exercise or base price per share of option awards	Grant date fair value of stock and option awards
		Threshold	Target	Maximum
William Ruckelshaus	1/2/2014	—	—	—	20,361	—	—	$584,972
	1/2/2014	—	—	—	—	161,538	$28.73	$1,342,732
		$47,500	$475,000	$722,000	—	—	—	—
Eric Emans	1/2/2014	—	—	—	9,293	—	—	$266,988
	1/2/2014	—	—	—	—	73,727	$28.73	$612,830
		$19,500	$195,000	$296,400	—	—	—	—
Mark Finkelstein	9/30/2014	—	—	—	19,685	—	—	$299,999
	9/30/2014	—	—	—	—	165,354	$15.24	$705,349
Michael Glover	1/2/2014	—	—	—	6,265	—	—	$179,993
	1/2/2014	—	—	—	—	49,704	$28.73	$413,146
		$13,365	$178,200	$253,490	—	—	—	—
Ajay Kumar		$8,942	$178,845	$271,844	—	—	—	—
Bernard Luthi	7/14/2014	—	—	—	13,761	—	—	$239,992
	7/14/2014	—	—	—	—	112,385	$17.44	$567,184
Peter Mansour	10/6/2014	—	—	—	97,783	—	—	$1,499,991
	10/6/2014	—	—	—	—	150,000	$15.34	$662,145

Non-equity Incentive Plan Awards.    The estimated possible payouts show the potential value of the payout for each NEO under the 2014 Blucora Executive Bonus Plan if the threshold, target, or maximum performance measure goals are satisfied, as described in the CD&A above. The possible payouts were performance-driven and therefore were completely at risk. As described in the CD&A, the targets are set to be challenging and to require significant effort for their achievement. The threshold amount described above is based on meeting only the smallest of the financial performance goals at the threshold range, and assumes that the percentage that can be awarded for individual discretionary objectives is not achieved. Actual payments under these awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

Stock Awards and Option Awards.    All other stock awards and all other option awards consist of RSUs and stock options granted under our 1996 Plan. Each RSU represents the right to receive one share of our common stock upon vesting, and the options represent the right to purchase shares of our common stock. The exercise or base price per share of option awards column consists of the strike price for options granted. Options were granted at an exercise price equal to the closing price of our common stock on the date of the grant. Unvested stock and option awards generally vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date.

Outstanding Equity Awards at December 31, 2014

The following table sets forth information concerning unexercised options and unvested RSUs outstanding as of December 31, 2014 for each of the NEOs:

		Options Awards (1)					Stock Awards (1)
	Grant date	Number of securities underlying unexercised options			Option exercise price/share	Option expiration date	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested (2)
Name		Exercisable	Not exercisable
William Ruckelshaus	5/12/2008	7,500	—		$9.64	5/12/2015	—		—
	6/4/2009	7,500	—		$7.19	6/4/2016	—		—
	5/11/2010	11,100	—		$8.74	5/11/2017	—		—
	6/15/2011	800,000	—		$8.74	6/15/2018	—		—
	1/3/2012	200,000	—		$11.39	1/3/2019	—		—
	6/15/2012	—	—		—	—	6,664		$92,296
	1/2/2013	110,000	110,000		$16.14	1/2/2020	—		—
	1/2/2013	—	—		—	—	25,499		$353,161
	1/2/2014	—	161,538		$28.73	1/2/2021	—		—
	1/2/2014	—	—		—	—	20,361		$282,000

Eric Emans	2/29/2008	47,000	—		$10.19	2/28/2015	—		—
	5/11/2009	52,500	—		$7.10	5/11/2016	—		—
	3/29/2010	25,000	—		$10.78	3/29/2017	—		—
	11/17/2011	125,000	—		$8.51	11/17/2018	—		—
	1/2/2013	53,001	52,999		$16.14	1/2/2020	—		—
	1/2/2013	—	—		—	—	3,999		$55,386
	1/2/2014	—	73,727		$28.73	1/2/2021	—		—
	1/2/2014	—	—		—	—	9,293		$128,708

Mark Finkelstein	9/30/2014	—	165,354		$15.24	9/30/2021	—		—
	9/30/2014	—	—		—	—	19,685		$272,637

Bernard Luthi	7/14/2014	—	112,385		$17.44	7/14/2021	—		—
	7/14/2014	—	—		—	—	13,761		$190,590

Peter Mansour	10/6/2014	—	150,000	(3)	$15.34	10/6/2021	—		—
	10/6/2014	—	—		—	—	97,783	(3)	$1,354,295

(1)

Unvested stock and option awards generally vest 33 1/3% on the first anniversary of the grant date, and the remainder vest ratably thereafter on a semi-annual basis until the third anniversary of the grant date, except as noted below.

(2)	The market value of unvested RSUs is based on the closing price of our common stock on December 31, 2014, which was $13.85 per share.
(3)

The options and RSUs granted to Mr. Mansour on October 6, 2014 will vest 33 1/3% on the first anniversary of the grant date and the remainder will vest ratably thereafter on an annual basis until October 6, 2017.

Option Exercises and Stock Vested in 2014

The following table sets forth for each of the NEOs the number of shares acquired upon exercise of stock options and vesting of RSUs during 2014, and the value realized upon such exercise and vesting. The value realized upon exercise of stock options and vesting of RSUs is before the withholding of any taxes.

	Option awards		Stock awards
Name	Number of shares acquired on exercise	Value realized on exercise (1)	Number of shares acquired on vesting	Value realized on vesting (2)
William Ruckelshaus	—	—	58,837	$1,240,988
Eric Emans	28,000	$129,608	21,416	$400,969
Michael Glover	375,002	$1,725,402	32,709	$611,385
Ajay Kumar	—	—	8,558	$198,943

(1)	The value realized on exercise was calculated by multiplying the number of shares acquired upon exercise of stock options by the difference between the market price of the Company’s common stock per share upon exercise and the exercise price per share.
(2)	The value realized on vesting was calculated by multiplying the number of shares acquired upon the vesting of RSUs by the closing price of the Company’s common stock per share on the vesting date.

Potential Payments upon Termination of Employment

Termination or Change in Control as of December 31, 2014

The following table sets forth the expected incremental payments of severance and/or benefits that would be provided to each of the NEOs or his or her estate in the event of such executive officer’s termination of employment in connection with a change of control or significant corporate transaction, termination by the Company without cause, or by the employee for good reason, death, or disability, as of December 31, 2014:

Name	Salary-based payment (1)	Other cash (2)	Health benefits	Stock options (3)	Stock awards (3)	Total
William Ruckelshaus
Without cause/constructive termination	$475,000	$475,000	$20,819	—	—	$970,819
Without cause/constructive termination in connection with change of control or significant corporate transaction	$712,500	$712,500	$31,229	—	$727,457	$2,183,686
Death	$112,500	$250,000	—	—	—	$362,500
Disability	$225,000	—	—	—	—	$225,000
Eric Emans
Without cause/constructive termination	$325,000	—	$20,819	—	—	$345,819
Without cause/constructive termination in connection with change of control or significant corporate transaction	$325,000	$195,000	$20,819	—	$184,094	$724,913
Death	$81,250	$250,000	—	—	—	$331,250
Disability	$162,5000	—	—	—	—	$162,500
Mark Finkelstein
Without cause/constructive termination	$325,000	—	$20,819	—	—	$345,819
Without cause/constructive termination in connection with change of control or significant corporate transaction	$325,000	$195,000	$20,819	—	$272,637	$813,456
Death	$81,250	$250,000	—	—	—	$331,250
Disability	$162,500	—	—	—	—	$162,500
Bernard Luthi
Without cause/constructive termination	$320,000	—	$17,614	—	—	$337,614
Without cause/constructive termination in connection with change of control or significant corporate transaction	$320,000	$192,000	$17,614	—	$190,590	$720,204
Death	$80,000	$200,000	—	—	—	$280,000
Disability	$160,000	—	—	—	—	$160,000
Peter Mansour
Without cause/constructive termination	$350,000	$—	$19,038	—	—	$369,038
Without cause/constructive termination in connection with change of control or significant corporate transaction	$350,000	$210,000	$19,038	—	$1,354,295	$1,933,333
Death	$87,500	$250,000	—	—	—	$337,500
Disability	$175,000	$—	—	—	—	$175,000

(1)	Consists of the NEO’s annual salary multiplied by the applicable multiplier, if any.
(2)	Generally consists of the NEO’s target bonus multiplied by the applicable multiplier, if any. The amount for Death includes a $250,000 life insurance policy payable upon death of employee for all NEOs except Mr. Luthi, whose amount for Death includes a $200,000 life insurance policy payable upon death of employee.
(3)	The value of the option awards and RSUs that vest is based on the closing price of our common stock on December 31, 2014, which was $13.85 per share.

The following sections describe and explain the specific circumstances that would trigger the amounts set forth in the table above.

Termination without Cause and Constructive Termination or Resignation for Good Reason.    Under the agreements in place at the end of 2014, all of the NEOs receive similar benefits if they are terminated by Blucora without cause or there is a constructive termination. Under these circumstances, the NEO is entitled to severance benefits of a one-time lump sum payment equal to 100% of his or her then-current annual salary, and a lump sum payment equal to 12 months of COBRA insurance benefits. Mr. Ruckelshaus would also receive a lump sum payment equal to his annual target bonus. In general, “cause” is defined as misconduct that is criminal, dishonest, fraudulent, or in violation of the Company’s Code of Ethics and Conduct or other written policy, failure to perform job duties, breach of confidentiality, or an obstruction of any internal or governmental investigation. “Constructive termination” includes a material reduction in base salary, duties, responsibilities, or title (reporting structure alone is insufficient), or a requirement that the NEO relocate more than 25 miles.

Change in Control or a Significant Company Transaction.    Under the agreements in place at the end of 2014, the consequences for a change in control are similar for all NEOs. With regard to Mr. Ruckelshaus, if the Company terminates him without cause or if he terminates for good reason during the 2-month period prior to or the 12-month period following a change in control or a “Significant Company Transaction”, Mr. Ruckelshaus would receive a severance payment equal to 150% of his base salary plus 150% of his target bonus amount. In these circumstances, Mr. Emans, Mr. Finkelstein, Mr. Luthi, and Mr. Mansour would each receive a severance payment equal to 100% of base salary plus 100% of his target bonus amount. Mr. Ruckelshaus would also receive a lump sum payment equal to 18 months of COBRA insurance, and Mr. Emans, Mr. Finkelstein, Mr. Luthi, and Mr. Mansour would each receive a lump sum payment equal to 12 months of COBRA insurance. The outstanding equity awards would fully vest and remain exercisable until the earlier of expiration or 24 months in the case of Mr. Ruckelshaus and Mr. Emans or 12 months in the case of Mr. Finkelstein, Mr. Luthi, and Mr. Mansour.

A change in control for all NEOs is defined as any of the following: (i) acquisition of 50% of the voting power of the Company’s outstanding securities by any person or through a merger or acquisition of the Company, (ii) approval by the stockholders of liquidation of the Company, (iii) a sale of the Company or substantially all of its assets, or (iv) a change in composition of the Board of Directors such that the majority is no longer comprised of incumbent directors (an incumbent being a continuing director, a director nominated by a majority, or a director appointed by directors so nominated).

Death.    Under the agreements in place at the end of 2014 for all NEOs, death entitles the NEO’s beneficiary to receive a lump sum payment equal to three months’ base salary.

Disability.    Under the agreements in place at the end of 2014 for all NEOs, termination due to disability (defined as an inability to perform his or her duties for 180 days in any one year period) entitles the NEO to receive a lump sum payment equal to six months base salary.

Required Release.    Prior to receiving severance for any termination, an NEO is required to sign the Company’s standard release, which includes, among other terms, a confidentiality provision with an unlimited duration, a non-competition provision with one-year duration, and a non-solicitation provision with a one-year duration.

Severance Payments to Terminated Executives in 2014.    Pursuant to their separation agreements, Michael Glover received a $316,000 lump sum severance payment in 2014, and Ajay Kumar received $2,454,422 in payments in 2014 (consisting of a $2,068,822 lump sum payment related to a Restricted Cash Agreement, which represented the deferred amount that Mr. Kumar otherwise would have been entitled to receive at the time of the 2013 sale of Monoprice to Blucora, a $371,370 lump sum severance payment, and $14,230 in 401(k) match).

BENEFICIAL OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Form 4 and Form 5 with the SEC. Executive officers, directors, and greater-than-ten-percent stockholders are required by SEC regulations to furnish Blucora with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by the Company or filed with the SEC, and written representations from certain reporting persons, Blucora believes that all Section 16(a) filing requirements applicable to its executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities have been complied with on a timely basis during 2014.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of common stock of Blucora as of March 30, 2015, as to: (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock; (ii) each director and each nominee for director of Blucora; (iii) each of the Named Executive Officers named in the Summary Compensation Table; and (iv) all current directors and executive officers as a group. Information for beneficial owners who are not officers or directors of Blucora is based on their most recent filings with the SEC (as described in the footnotes to this table) and is not independently verified by Blucora. Unless otherwise indicated below, and subject to applicable community property laws, each beneficial owner has sole voting and investment powers with respect to the shares listed below:

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned Directly or Indirectly	Number of Shares That Can Be Acquired Within 60 Days of March 30, 2015		Shares Beneficially Owned (1)
		Options	RSUs	Number		Percent of Class
5% Stockholders
FMR LLC	4,633,363	—	—	4,633,363	(2)	11.3%
245 Summer Street
Boston, MA 02210
BlackRock, Inc.	4,556,394	—	—	4,556,394	(3)	11.2%
40 East 52nd Street
New York, NY 10022
Dimensional Fund Advisors LP	3,382,887	—	—	3,382,887	(4)	8.3%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
The Vanguard Group	2,648,329	—	—	2,648,329	(5)	6.5%
100 Vanguard Blvd.
Malvern, PA 19355

Principal Stockholders, Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned Directly or Indirectly		Number of Shares That Can Be Acquired Within 60 Days of March 30, 2015		Shares Beneficially Owned (1)
			Options	RSUs	Number		Percent of Class
Directors
John E. Cunningham, IV	33,687	(6)	83,368	7,178	124,233	(6)	*
David H.S. Chung	9,750		26,076	9,134	44,960		*
Lance G. Dunn	9,257		37,176	5,384	51,817		*
Steven W. Hooper	23,750		54,776	5,384	83,910		*
Elizabeth J. Huebner	18,000		62,476	5,384	85,860		*
William J. Ruckelshaus	123,985		1,219,115	—	1,343,100		3.2%
Andrew M. Snyder and Cambridge Information Group, Inc.	1,784,442		57,276	5,384	1,847,102		4.5%
888 7th Ave., 17th Floor
New York, NY 10019
Christopher W. Walters	153		11,105	7,250	18,508		*
Mary S. Zappone	—		2,308	1,539	3,847		*
Named Executive Officers
Eric M. Emans	49,882		297,745		347,627		*
Mark A. Finkelstein	—		—	—	—		—
Bernard W. Luthi	200		—	—	200		*
Peter M. Mansour	—		—	—	—		—
All current directors and executive officers as a Group (17 persons)	2,088,349		2,375,936	47,536	4,511,821		10.4%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days of March 30, 2015, if any, or RSUs held by that person that vest within 60 days of March 30, 2015, if any, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(2)	Based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2015, by FMR LLC (“FMR”). FMR is an investment advisor/manager to certain funds and as investment advisor/manager, FMR possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. FMR disclaims beneficial ownership of the shares held by the funds. FMR reported it had sole voting power with respect to 20,076 shares and sole dispositive power with respect to 4,633,363 shares.
(3)	Based on information contained in a Schedule 13G/A filed with the SEC on January 9, 2015, by BlackRock, Inc. BlackRock, Inc. reported it had sole voting power with respect to 4,435,231 shares and sole dispositive power with respect to 4,556,394 shares.
(4)	Based on information contained in a Schedule 13G/A filed with the SEC on February 5, 2015, by Dimensional Fund Advisors LP (“Dimensional”). Dimensional is an investment advisor/manager to certain funds and as investment advisor/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds. Dimensional reported it had sole voting power with respect to 3,235,198 shares and sole dispositive power with respect to 3,382,887 shares.
(5)	Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2015, by The Vanguard Group. (“Vanguard”). Vanguard reported it had sole voting power with respect to 57,442 shares and sole dispositive power with respect to 2,648,329 shares.
(6)	Includes 9,280 shares of common stock held by Clear Fir Partners, L.P. Mr. Cunningham is a general partner of Clear Fir Partners, L.P.

Ownership Limitations

Certain transfers of our stock between stockholders could result in our undergoing an “ownership change” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations (“Section 382”). Our certificate of incorporation (the “Charter”) was amended in 2009 to reclassify our common stock and impose restrictions on its transfer under certain circumstances related to Section 382.

In particular, the Charter generally restricts any person or entity from attempting to transfer (which includes any direct or indirect acquisition, sale, transfer, assignment, conveyance, pledge, or other disposition) any of our stock (or options, warrants, or other rights to acquire our stock, or securities convertible or exchangeable into our stock), to the extent that transfer would (i) create or result in an individual or entity becoming a five-percent stockholder of our stock for purposes of Section 382 (a “Five Percent Stockholder”) or (ii) increase the stock ownership percentage of any existing Five Percent Stockholder. Any person or entity attempting to acquire shares in such a transaction is referred to as a “Restricted Holder.” The Charter does not prevent transfers that are sales by a Five Percent Stockholder, although it does restrict any purchasers that seek to acquire shares from a Five Percent Stockholder to the extent that the purchaser is or would become a Five Percent Stockholder.

Any transfer that violates the Charter is null and void ab initio and is not effective to transfer any record, legal, beneficial, or any other ownership of the number of shares that result in the violation (which are referred to as “Excess Securities”). The purported transferee shall not be entitled to any rights as our stockholder with respect to the Excess Securities. Instead, the purported transferee would be required, upon demand by the Company, to transfer the Excess Securities to an agent designated by the Company for the limited purpose of consummating an orderly arm’s-length sale of such shares. The net proceeds of the sale will be distributed first to reimburse the agent for any costs associated with the sale, second to the purported transferee to the extent of the price it paid, and finally any additional amount will go to the purported transferor, or, if the purported transferor cannot be readily identified, to a charity designated by the Board of Directors. The Charter also provides the Company with various remedies to prevent or respond to a purported transfer that violates its provisions. In particular, any person who knowingly violates such provisions, together with any persons in the same control group with such person, are jointly and severally liable to the Company for such amounts as will put the Company in the same financial position as it would have been in had such violation not occurred.

Our Board of Directors may authorize an acquisition by a Restricted Holder of stock that would otherwise violate the Charter if the Board of Directors determines, in its sole discretion, that after taking into account the preservation of our NOLs and income tax credits, such acquisition would be in the best interests of the Company and its stockholders. Any Restricted Holder that would like to acquire shares of our stock must make a written request to our Board of Directors prior to any such acquisition. The Company intends to enforce the restrictions to preserve future use of our NOLs and income tax credits for so long as the Board of Directors determines in good faith that it is in the best interests of the Company to prevent the possibility of an ownership change under Section 382.

STOCK PERFORMANCE

The information contained in the performance graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, and such information shall not be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

Set forth below is a line graph comparing the cumulative total stockholder return of our common stock to the cumulative total return of (i) the NASDAQ Index and (ii) the NASDAQ Internet Index for the five-year period ending on December 31, 2014, in all cases assuming the full reinvestment of dividends.

TRANSACTION OF OTHER BUSINESS

The Board of Directors of Blucora is unaware of any other matters to be submitted at the meeting. If any other matters come before the meeting, the persons named as proxies in the accompanying form of proxy will vote the shares represented in their discretion.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Any stockholder proposal intended to be included in the Company’s Proxy Statement and form of proxy for the 2016 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act) must be received by the Company at 10900 NE 8th Street, Suite 800, Bellevue, Washington 98004 no later than December 30, 2015 and must otherwise be in compliance with applicable SEC rules.

Any stockholder nomination of a candidate for election to our Board of Directors, and any stockholder proposal of other business intended to be presented for consideration at the 2016 annual meeting of stockholders (but that will not be included in the Company’s Proxy Statement for such meeting pursuant to Rule 14a-8 of the Exchange Act), must be received in a timely manner and otherwise in accordance with the Company’s Bylaws and related policies and procedures. In particular, our Bylaws establish that nominations for the election of directors or proposals of other business may be made by any stockholder entitled to vote who has delivered written notice to the Corporate Secretary of Blucora not fewer than 90 days nor more than 120 days before the anniversary of the previous year’s annual meeting, which notice must contain the information specified in the Bylaws concerning the nominees or other business proposed by the stockholder and concerning the stockholder proposing such nominations or other business. Further information regarding nomination of directors is disclosed above in the descriptions of the Nominating and Governance Committee and of the Director Nomination Process under the heading “Board of Directors and Committee Information.”

The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with the requirements of our Bylaws or any applicable laws or regulations. A copy of the full text of our Bylaws is available on our company website at www.blucora.com or may be obtained by writing to the Corporate Secretary of Blucora. All notices of proposals by stockholders, whether or not included in our proxy materials, should be sent to Blucora’s principal executive offices at 10900 NE 8th Street, Suite 800, Bellevue, Washington 98004, Attention: Corporate Secretary.

ANNUAL REPORT TO STOCKHOLDERS

The Company’s Annual Report to Stockholders, including the Annual Report on Form 10-K for the year ended December 31, 2014, is being furnished together with this Proxy Statement. The Annual Report to Stockholders is also available on the corporate website at www.blucora.com. Upon written request by any stockholder to Nathan Garnett, the Corporate Secretary of Blucora, at 10900 NE 8th Street, Suite 800, Bellevue, Washington 98004, a copy of the Annual Report to Stockholders will be furnished without charge, and a copy of any or all exhibits to the Annual Report on Form 10-K will be furnished for a fee that will not exceed the reasonable expenses in furnishing those exhibits. The Company’s SEC filings also are available to the public at the SEC’s website at http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly, and current reports, proxy statements, and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room

100 F Street, NE

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available to the public from document retrieval services and the internet website maintained by the SEC at www.sec.gov. These filings are also available on the Company’s corporate website at www.blucora.com under “Investor Center – Financial Information – SEC Filings.”

By Order of the Board of Directors,

Nathan Garnett

General Counsel and Secretary

Bellevue, Washington

April 28, 2015

Appendix A

BLUCORA, INC.

2015 INCENTIVE PLAN

SECTION 1. PURPOSE

The purpose of the Blucora, Inc. 2015 Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them with the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts with the long-term interests of the Company’s stockholders.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3. ADMINISTRATION

3.1 Administration of the Plan

(a) The Plan shall be administered by the Board or the Compensation Committee. The Board will cause the Compensation Committee to be composed of two or more directors and to satisfy the applicable requirements of any stock exchange on which the Common Stock may then be listed. For purposes of Awards granted pursuant to Section 16 of the Plan, to the extent required by Code Section 162(m), Compensation Committee means all of the members of the Compensation Committee who are “outside directors” within the meaning of Section 162(m) of the Code, or any successor provision thereto. For purposes of Awards to Grantees who are subject to Section 16 of the Exchange Act, Compensation Committee means all of the members of the Compensation Committee who are “non-employee directors” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission. Awards to Nonemployee Directors shall be made by the Board upon recommendation of the Compensation Committee.

(b) Notwithstanding the foregoing, the Board may delegate concurrent responsibility for administering the Plan, including with respect to designated classes of Eligible Persons, to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate, except with respect to Awards granted to Participants who are subject to Section 16 of the Exchange Act or Awards granted pursuant to Section 16 of the Plan. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any Participants who are subject to Section 16 of the Exchange Act or to grant Awards pursuant to Section 16 of the Plan.

(c) All references in the Plan to the “Committee” shall be, as applicable, to the Board, the Compensation Committee or any other committee or any officer to whom authority has been delegated to administer the Plan.

3.2 Administration and Interpretation by Committee

(a) Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a

Committee composed of members of the Board, to (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of notice or agreement for use under the Plan; (vi) amend, modify, suspend, discontinue or terminate the Plan, waive any restrictions or conditions applicable to any Award or amend or modify the terms and conditions of any outstanding Award; (vii) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (viii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (ix) establish such rules and regulations as it shall deem appropriate for the proper administration and operation of the Plan; (x) delegate ministerial duties to such of the Company’s employees as it so determines; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) In no event, however, shall the Committee have the right, without stockholder approval, to (i) lower the exercise or grant price of an Option or SAR after it is granted, except in connection with adjustments provided in Section 15.1; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; (iii) cancel an Option or SAR at a time when its exercise or grant price exceeds the Fair Market Value of the underlying stock, in exchange for cash, another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

(c) The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s reduction in hours of employment or service shall be determined by the Company’s General Counsel or, with respect to directors or executive officers, by the Compensation Committee, whose determination shall be final.

(d) Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person. A majority of the members of the Committee may determine its actions.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1 Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the number of shares of Common Stock available for issuance under the Plan shall be:

(a) 5,000,000 shares; plus

(b) (i) up to 1,800,000 authorized shares available for issuance and not issued or subject to outstanding awards under the Company’s Restated 1996 Flexible Stock Incentive Plan (the “Prior Plan”) as of the Effective Date, which shares shall cease to be set aside or reserved for issuance pursuant to the Prior Plan effective on the Effective Date and shall instead be set aside and reserved for issuance pursuant to the Plan and (ii) up to 5,600,000 shares subject to outstanding awards under the Prior Plan as of the Effective Date that cease to be subject to such awards following the Effective Date (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested or nonforfeitable shares), which shares shall cease to be set aside or reserved for issuance pursuant to the Prior Plan effective on the date upon which they cease to be so subject to such awards and shall instead be set aside and reserved for issuance pursuant to the Plan.

Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

4.2 Share Usage

(a) If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to the Company, the shares subject to such Awards and the forfeited shares shall again be available for issuance under the Plan. The following shares shall not again become available for issuance under the Plan: (i) shares of Common Stock tendered by a Participant or retained by the Company as full or partial payment to the Company upon exercise of an Option, (ii) shares of Common Stock reserved for issuance upon grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs, and (iii) shares of Common Stock withheld by, or otherwise tendered to, the Company to satisfy a Participant’s tax withholding obligations in connection with an Award. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.

(b) The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

(d) Notwithstanding the other provisions in this Section 4.2 to the contrary, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall be 5,000,000 shares, subject to adjustment as provided in Section 15.1.

4.3 Fungible Share Provision

The aggregate number of shares of Common Stock available for issuance under the Plan shall be reduced by 2.0 shares for each share delivered in settlement of Awards other than Options or SARs and one share for each share delivered in settlement of Options or SARs. Any shares of Common Stock that again become available for issuance under the Plan pursuant to Section 4.2(a) shall be added back to the Plan as 2.0 shares if such shares were subject to Awards other than Options or SARs and one share if such shares were subject to Options or SARs.

4.4 Limitation on Nonemployee Director Awards

No Nonemployee Director may be granted any Award or Awards denominated in Shares that exceed in the aggregate $700,000 in value (such value computed as of the date of grant in accordance with applicable financial accounting rules) in any calendar year period, plus an additional $700,000 in value for one-time awards to a newly appointed or elected Non-Employee Director. The foregoing limit shall not apply to any Award made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainers.

SECTION 5. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1 Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2 Evidence of Awards

Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3 Dividends and Distributions

Participants may, if the Committee so determines other than with respect to Options or Stock Appreciation Rights, be credited with dividends or dividend equivalents for dividends paid with respect to shares of Common Stock underlying an Award in a manner determined by the Committee in its sole discretion; provided, however, that with respect to Awards that are subject to achievement of performance goals, any such credited dividends or dividend equivalents may only be paid with respect to the portion of such Awards that is actually earned. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Also notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on Restricted Stock must comply with or qualify for an exemption under Section 409A.

SECTION 7. OPTIONS

7.1 Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2 Option Exercise Price

Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date (and such exercise price shall not be less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards.

7.3 Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be seven years from the Grant Date.

7.4 Exercise of Options

The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable.

To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery, as directed by the Company, to the Company or a brokerage firm designated or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Sections 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5 Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a) cash;

(b) check or wire transfer;

(c) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d) tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(e) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(f) such other consideration as the Committee may permit.

7.6 Effect of Termination of Service

(a) The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time.

(b) If the exercise of the Option following a Participant’s Termination of Service, but while the Option is otherwise exercisable, would be prohibited solely because the issuance of Common Stock would violate the registration requirements under the Securities Act or similar requirements under the laws of any state or foreign jurisdiction, then the Option shall remain exercisable until the earlier of (i) the Option Expiration Date and (ii) the expiration of a period of three months (or such longer period of time as determined by the Committee in its sole discretion) after the Participant’s Termination of Service during which the exercise of the Option would not be in violation of such Securities Act or other requirements.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provision of the Plan to the contrary, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder. If the shareholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan (or the Board’s adoption of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code) Incentive Stock Options granted under the Plan after the date of the Board’s adoption (or approval) will be treated as Nonqualified Stock Options. No Incentive Stock Options may be granted more than ten years after the earlier of the approval by the Board or the shareholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code). In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

SECTION 9. STOCK APPRECIATION RIGHTS

9.1 Grant of Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion. An SAR may be granted in tandem with an Option or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2. An SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be seven years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

9.2 Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

SECTION 10. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

10.1 Grant of Stock Awards, Restricted Stock and Stock Units

The Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous employment or service with the Company or a Related Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

10.2 Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions on Restricted Stock or Stock Units, as determined by the Committee (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

SECTION 11. PERFORMANCE AWARDS

11.1 Performance Shares

The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

11.2 Performance Units

The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 12. OTHER STOCK OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives denominated in cash, shares of Common Stock or other property under the Plan, which incentives may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, subject to the terms and conditions specified by the Committee.

SECTION 13. WITHHOLDING

(a) The Company or any Related Company may require the Participant to pay to the Company or any Related Company, as applicable, the amount of (i) any taxes that the Company or any Related Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (ii) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

(b) The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (i) paying cash to the Company or a Related Company, as applicable (ii) having the Company or a Related Company, as applicable, withhold an amount from any cash amounts otherwise due or to become due from the Company or a Related Company, as applicable, to the Participant, (iii) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (iv) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations. The value of the shares so withheld or tendered may not exceed the employer’s minimum required tax withholding rate.

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award subject to such terms and conditions as the Committee shall specify.

SECTION 15. ADJUSTMENTS

15.1 Adjustment of Shares

In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (i) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (ii) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, or in the event of an extraordinary cash dividend, then the Committee shall make proportional adjustments in (1) the maximum number and kind of securities available for issuance under the Plan; (2) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; (3) the maximum numbers and kind of securities set forth in Section 4.3 and Section 16.3; and (4) the number and kind of securities that are subject to any outstanding Award and/or the per share price of such securities. The determination by the Committee, as to the terms of any of the foregoing adjustments shall be conclusive and binding.

Notwithstanding the foregoing provisions of this Section 15.1, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Change in Control or Significant Operating Unit Transaction shall not be governed by this Section 15.1 but shall be governed by Sections 15.2, 15.3 and 15.4, respectively.

15.2 Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

15.3 Change in Control

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change in Control:

(a) If the Change of Control is a Company Transaction in which Awards, other than Performance Shares, Performance Units or other performance-based Awards, could be converted, assumed, substituted for or replaced by the Successor Company, then, if and to the extent that the Successor Company converts, assumes, substitutes or replaces an Award, the vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award. If and to the extent that such Awards are not converted, assumed, substituted for or replaced by the Successor Company, such Awards shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change of Control and such Awards shall terminate at the effective time of the Change of Control.

If the Change of Control is not a Company Transaction in which Awards, other than Performance Shares, Performance Units or other performance-based Awards, could be converted, assumed, substituted for or replaced by the Successor Company, all outstanding Awards, other than Performance Shares, Performance Units or other performance-based Awards, shall become fully vested and exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change of Control and shall terminate at the effective time of the Change of Control.

For the purposes of this Section 15.3(a), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Company Transaction the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.

(b) All Performance Shares, Performance Units or other performance-based Awards earned and outstanding as of the date the Change in Control is determined to have occurred and for which the payout level has been determined shall be payable in full in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any remaining outstanding Performance Shares, Performance Units or other performance-based Awards (including any applicable performance period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Change in Control and shall be payable accordance with the payout schedule pursuant to the instrument evidencing the Award. Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect.

(c) Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide in the event of a Change in Control that is a Company Transaction that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Company Transaction and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Company Transaction, or, in the event the Company Transaction is one of the transactions listed under subsection (c) in the definition of Company Transaction or otherwise does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Awards.

(d) For the avoidance of doubt, nothing in this Section 15.3 requires all outstanding Awards to be treated similarly.

15.4 Significant Operating Unit Transaction.

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Significant Operating Unit Transaction, the Committee shall have the discretion to determine the effect upon an Award held by a Participant who is employed by, or providing services to, the Significant Operating Unit that is the subject of the Significant Operating Unit Transaction, including but not limited to:

(a) arranging for the conversion, assumption, substitution for or replacement of an Award by the Successor Company;

(b) providing for the acceleration or extension of any time periods, or the waiver of any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that an Award of a Participant who has a Termination of Service as a result of the Significant Operating Unit Transaction may continue to vest, become vested and exercisable, paid or distributed in part or in full, and in connection therewith the Committee may (i) provide for an extended period to exercise an Option or Stock Appreciation Right (not to exceed the original term of the Option or Stock Appreciation Right) and (ii) determine the level of attainment of any applicable performance goals; and

(c) provide that an Award shall terminate upon or immediately prior to the Significant Operating Unit Transaction and that such Participant shall receive, in exchange therefor, a cash payment of substantial equivalent value as shall be determined by the Committee in its sole discretion, whose determination shall be conclusive and binding.

(d) For the avoidance of doubt, nothing in this Section 15.4 requires all outstanding Awards to be treated similarly.

15.5 Further Adjustment of Awards

Subject to Sections 15.2, 15.3 and 15.4, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

15.6 No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.7 No Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.

15.8 Section 409A

Notwithstanding any other provision of the Plan to the contrary, (a) any adjustments made pursuant to this Section 15 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (b) any adjustments made pursuant to this Section 15 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A or (ii) comply with the requirements of Section 409A.

SECTION 16. CODE SECTION 162(m) PROVISIONS

Notwithstanding any other provision of the Plan to the contrary, if the Committee determines, at the time Awards are granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 16 is applicable to such Award.

16.1 Performance Criteria

If an Award is subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; return on assets; return on equity;

debt; debt plus equity; market or economic value added; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics (together, the “Performance Criteria”).

Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary, unusual and/or non-recurring items of gain or loss, that in all of the foregoing the Company identifies in its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of the Company’s periodic reports, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, (viii) gains and losses on asset sales, and (ix) impairments. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

16.2 Adjustment of Awards

Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 16, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Covered Employee.

16.3 Limitations

Subject to adjustment from time to time as provided in Section 15.1, no Covered Employee may be granted Awards, other than Performance Units or other Awards denominated in cash or other property subject to this Section 16 in any calendar year period with respect to more than 1,500,000 shares of Common Stock for such Awards, except that the Company may make additional one-time grants of such Awards for up to 1,500,000 shares to newly hired or newly promoted individuals, and the maximum dollar value payable with respect to Performance Units or other Awards denominated in cash or other property, subject to this Section 16 granted to any Covered Employee in any one calendar year is $3,000,000.

The Committee shall have the power to impose such other restrictions on Awards subject to this Section 16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

SECTION 17. AMENDMENT AND TERMINATION

17.1 Amendment, Suspension or Termination

The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires stockholder approval may be made only by the Board. Subject to Section 17.3, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

17.2 Term of the Plan

Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

17.3 Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.

SECTION 18. GENERAL

18.1 No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

18.2 Issuance of Shares

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(b) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

(c) As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

(d) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

18.3 Indemnification

Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

18.4 No Rights as a Stockholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award, other than a Stock Award or Restricted Stock Award, shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

18.5 Section 409A

(a) General.    This Plan and Awards granted under this Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation section 1.409A-1(b)(4), the exclusion applicable to stock options and certain other equity-based compensation under Treasury Regulation section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to this Plan or any Award granted under this Plan, it is intended that this Plan and any Awards granted under this Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of this Plan or any Award granted under this Plan to the contrary, this Plan and any Award granted under this Plan shall be interpreted, operated and administered in a manner consistent with such intentions.

(b) Separation from Service; Six Month Delay.    Without limiting the generality of the foregoing, and notwithstanding any other provision of this Plan or any Award granted under this Plan to the contrary, with respect to any payments and benefits under this Plan or any Award granted under this Plan to which Section 409A applies, all references in this Plan or any Award granted under this Plan to the termination of the

Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this Plan or any Award granted under this Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death.

(c) Unilateral Amendment.    Notwithstanding any other provision of this Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Plan and any Award granted under this Plan so that the Award qualifies for exemption from or complies with Section 409A; provided that the Committee makes no undertaking to preclude Section 409A from applying to Awards granted under this Plan.

(d) No Guarantee of Tax Treatment.    Notwithstanding any provision of this Plan to the contrary, the Company does not guarantee to any Participant or any other person(s) with an interest in an Award that (i) any Award intended to be exempt from Section 409A shall be so exempt, (ii) any Award intended to comply with Section 409A shall so comply, or (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any affiliate be required to indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

18.6 Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

18.7 No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

18.8 Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

18.9 Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

18.10 Choice of Law and Venue

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Delaware.

18.11 Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

18.12 Recoupment

Awards shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery or clawback policies adopted by the Company to implement any such requirements or (iv) any other compensation recovery or clawback policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to a Grantee.

SECTION 19. EFFECTIVE DATE

The effective date (the “Effective Date”) is the date on which the Plan is approved by the stockholders of the Company. If the stockholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan, any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options.

APPENDIX A TO BLUCORA, INC. 2015 INCENTIVE PLAN

DEFINITIONS

As used in the Plan,

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit, Performance Share, Performance Unit, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s General Counsel or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Change in Control,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the occurrence of any of the following events:

(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (1) the number of then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, or (iv) an acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction;

(b) a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c) consummation of a Company Transaction.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means the common stock par value $0.0001 per share, of the Company.

“Company” means Blucora, Inc., a Delaware corporation.

“Company Transaction,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a) a merger or consolidation of the Company with or into any other company;

(b) a sale in one transaction or a series of transactions undertaken with a common purpose of all of the Company’s outstanding voting securities; or

(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets,

excluding, however, in each case, a transaction pursuant to which

(i) the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor Company in substantially the same proportions as their ownership, immediately prior to such Company Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

(ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Company Transaction; and

(iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Employee” means a “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision.

“Disability,” unless otherwise defined by the Committee for purposes of the Plan in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s Chief Counsel or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Effective Date” has the meaning set forth in Section 20.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Incumbent Board” has the meaning set forth in the definition of “Change of Control.”

“Nonemployee Director” means any member of the Board who is not an employee of the Company.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Outstanding Company Common Stock” has the meaning set forth in the definition of “Change in Control.”

“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Change in Control.”

“Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

“Participant” means any Eligible Person to whom an Award is granted.

“Performance Award” means an Award of Performance Shares or Performance Units granted under Section 11.

“Performance Criteria” has the meaning set forth in Section 16.1.

“Performance Share” means an Award of units denominated in shares of Common Stock granted under Section 11.1.

“Performance Unit” means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 11.2.

“Plan” means the Blucora, Inc. 2015 Incentive Plan.

“Prior Plan” has the meaning set forth in Section 4.1(b).

“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.

“Restricted Stock Unit” means a Stock Unit subject to restrictions prescribed by the Committee.

“Retirement,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “Retirement” as defined for purposes of the Plan by the Committee or the Company’s General Counsel or, if not so defined, means Termination of Service on or after the date the Participant reaches “normal retirement age,” as that term is defined in Section 411(a)(8) of the Code.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Section 409A” means Section 409A of the Code.

“Significant Operating Unit” means a Related Company that is designated by the Committee or the Successor Company from time to time as a Significant Operating Unit for purposes of the Plan.

“Significant Operating Unit Transaction” means a merger or consolidation of a Significant Operating Unit with or into any other company, entity or person or a sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Operating Unit’s assets (a “Transaction”), other than a Transaction with a subsidiary or another corporation or other entity that is controlled by the Company.

“Stock Appreciation Right” or “SAR” means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction or the company or other entity which as a result of a Significant Operating Unit Transaction owns the Significant Operating Unit or all or substantially all of the Significant Operating Unit’s shares or assets either directly or through one or more subsidiaries.

“Termination of Service,” unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a termination of employment or service relationship with the Company or a Related

Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s General Counsel or, with respect to directors and executive officers, by the Compensation Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a nonemployee director, consultant, advisor, or independent contractor of the Company or a Related Company or a change in status from a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Committee as the date from which an Award begins to vest.

BLUCORA INC 10900 NE 8th ST. SUITE 800 BELLEVUE, WA 98004
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FOR the following: nominee(s) on the line below.
1. Election of Directors
Nominees
01 John Cunningham 02 Lance Dunn 03 William Ruckelshaus
The Board of Directors recommends you vote FOR proposals 2, 3, and 4. For Against Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for 2015.
3. Proposal to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Proxy Statement.
4. Proposal to approve the Blucora, Inc. 2015 Incentive Plan. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report to Stockholders is/are available at www.proxyvote.com .
BLUCORA INC
Annual Meeting of Stockholders May 28, 2015 2:00 PM
This proxy is solicited by the Board of Directors
The undersigned stockholder(s) of Blucora, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 28, 2015, and hereby appoints Eric Emans and Nathan Garnett, and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the same of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders nd of Blucora, Inc. to be held on May 28, 2015 at 2:00 p.m., local time, in the large conference room on the 2 floor of the Plaza Center Building, located at 10900 NE 8th Street, Bellevue, Washington 98004, and at any postponement or adjournment thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
The shares represented by this proxy will be voted in accordance with the specifications made. If no specification is made, the shares represented by this proxy will be voted “for” the persons and proposals in Proposals One, Two, Three, and Four. If any other matters properly came before the Annual Meeting of Stockholders or any postponement or adjournment thereof, the persons named in this proxy will vote in their discretion.
Continued and to be signed on reverse side